Filed pursuant to Rule 424(b)(5)
Registration No. 333-252191

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
3.875% Senior Notes due 2031	$300,000,000	100%	$300,000,000	$32,730

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.
(2)

This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the Registration Statement on Form S-3ASR (File No. 333-252191) filed by the registrant with the Securities and Exchange Commission on January 19, 2021.

PROSPECTUS SUPPLEMENT

(To Prospectus Dated January 19, 2021)

$300,000,000

Commercial Metals Company

3.875% Senior Notes due 2031

The notes will bear interest at the rate of 3.875% per year. Interest on the notes is payable on February 15 and August 15 of each year, beginning on August 15, 2021. The notes will mature on February 15, 2031.

Prior to February 15, 2026, we will have the option to redeem some or all of the notes at a redemption price equal to 100% of the principal amount of the notes, plus a “make-whole” premium and accrued and unpaid interest, if any, to, but excluding, the date of redemption. Additionally, on or after February 15, 2026, we may redeem some or all of the notes at the redemption prices set forth in this prospectus supplement plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. Prior to February 15, 2024, we may redeem up to 40% of the notes with the net cash proceeds of certain equity offerings at the applicable redemption price set forth in this prospectus supplement, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. See “Description of the Notes—Optional Redemption.”

The notes will be our general unsecured obligations and will rank equally with all of our other unsecured and unsubordinated senior indebtedness. The notes will be effectively subordinated to any of our secured debt to the extent of the assets securing such debt and will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries, including trade payables. None of our subsidiaries will guarantee the notes offered hereby nor do they guarantee any of our other outstanding notes.

Under certain change of control triggering events, holders of the notes will have the right to require us to repurchase all or any part of their notes at a repurchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to but excluding the repurchase date.

The notes are a new issue of securities with no established trading market. We do not intend to list the notes on any securities exchange or to include them in any automated quotation system.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-17.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public Offering Price	100.000%	$300,000,000
Underwriting Discount (1)	1.25%	$3,750,000
Proceeds to Commercial Metals Company (before expenses)	98.75%	$296,250,000

(1)	See “Underwriting” for additional information regarding underwriting compensation.

Interest on the notes will accrue from February 2, 2021 to date of delivery.

The underwriters expect to deliver the notes to purchasers on or about February 2, 2021, only in book-entry form through the facilities of The Depository Trust Company (“DTC”), and its participants.

Joint Book-Running Managers

Citigroup		BofA Securities
Wells Fargo Securities	PNC Capital Markets LLC	Truist Securities

Co-Managers

Fifth Third Securities	BMO Capital Markets	Capital One Securities	US Bancorp

The date of this prospectus supplement is January 19, 2021

We are responsible for the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free-writing prospectus we prepare or authorize. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus is accurate as of any date other than its date.

We expect to deliver the notes on or about February 2, 2021, which will be the tenth business day after the date of this prospectus supplement (T + 10). Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the delivery date may be required to specify an alternate settlement cycle at the time of trade to prevent a failed settlement. Investors who wish to trade the notes prior to the delivery date should consult their own advisors.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific details regarding this offering and the notes offered hereby. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. You should read this prospectus supplement and the accompanying prospectus, together with additional information incorporated by reference herein as described under “Where You Can Find More Information” in this prospectus supplement. Generally, the term “prospectus” refers to the prospectus supplement and the accompanying prospectus together.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information contained in this prospectus supplement shall control. If any statement in this prospectus supplement conflicts with any statement in a document that has been incorporated herein by reference, then you should consider only the statement in the more recent document. You should not assume that the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate as of any date other than their respective dates.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus that we may provide to you. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates. We are not, and the underwriters are not, making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer or solicitation on our behalf or on behalf of the underwriters to subscribe for and purchase any of the notes, and neither this prospectus supplement nor the accompanying prospectus may be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement and the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

NON-GAAP FINANCIAL MEASURES

Each of adjusted EBITDA from continuing operations and core EBITDA from continuing operations, as presented in this prospectus supplement, is a supplemental measure of performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). They are not measurements of financial performance under GAAP and should not be considered in isolation or as alternatives to earnings from continuing operations, net earnings or any other performance measures derived in accordance with GAAP. We derive each of these measures as follows:

Adjusted EBITDA from continuing operations is the sum of earnings from continuing operations before interest expense, income taxes, depreciation and amortization and impairment expense. Core EBITDA from continuing operations represents adjusted EBITDA from continuing operations, as further adjusted to exclude

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non-cash equity compensation, certain facility closure costs, labor cost government refunds, acquisition settlement costs, debt extinguishment costs, acquisition and integration related costs and other, purchase accounting effect on inventory, mill operational start-up costs, and CMC Steel Oklahoma incentives. These measures should not be considered an alternative to earnings from continuing operations or net earnings, or as a better measure of liquidity than net cash flows from operating activities, as determined by GAAP. However, we believe that these measures provide relevant and useful information, which is often used by analysts, creditors and other interested parties as it allows: (i) comparison of our earnings to those of our competitors; (ii) a supplemental measure of our ongoing core performance; and (iii) the assessment of period-to-period performance trends. Additionally, adjusted EBITDA from continuing operations is the target benchmark of the Company’s annual and long-term cash incentive plans for management. Each of these measures may be inconsistent with similar measures presented by other companies.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC filings are available to the public through the SEC’s website at http://www.sec.gov. Our common stock is listed and traded on the New York Stock Exchange (the “NYSE”). You may inspect the information we file with the SEC at the NYSE’s offices at 20 Broad Street, New York, New York 10005. Information about us, including certain SEC filings, is also available free of charge through the Investor Relations section of our website, located at http://www.cmc.com. However, the information on our website is not a part of this prospectus supplement or the accompanying prospectus.

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information in other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated or deemed to be incorporated by reference is considered to be a part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement.

We incorporate by reference into this prospectus supplement and the accompanying prospectus the documents listed below and any filings that we may make with the SEC subsequent to the date of this prospectus supplement pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus supplement and the accompanying prospectus (provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•

Our Annual Report on Form 10-K for the fiscal year ended August 31, 2020, filed with the SEC on October  15, 2020, including those sections incorporated therein by reference from our Definitive Proxy Statement on Schedule 14A filed with the SEC on November 23, 2020;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2020, filed with the SEC on January 11, 2021; and

•	Our Current Reports on Form 8-K, filed with the SEC on January 7, 2021 and January 15, 2021.

You, or any beneficial owner, may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus supplement (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:

Commercial Metals Company

6565 N. MacArthur Boulevard, Suite 800

Irving, Texas 75039 Attn: Investor Relations

Telephone: (214) 689-4300

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, including information incorporated by reference herein, contains “forward-looking statements” within the meaning of the federal securities laws with respect to general economic conditions, key macro-economic drivers that impact our business, the effects of ongoing trade actions, the effects of continued pressure on the liquidity of our customers, potential synergies and organic growth provided by acquisitions and strategic investments, demand for our products, metal margins, the effect of COVID-19 and related governmental and economic responses thereto, the ability to operate our steel mills at full capacity, future supplies of raw materials and energy for our operations, share repurchases, legal proceedings, the undistributed earnings of our non-U.S. subsidiaries, U.S. non-residential construction activity, international trade, capital expenditures, our liquidity and our ability to satisfy future liquidity requirements, estimated contractual obligations and our expectations or beliefs concerning future events. These forward-looking statements can generally be identified by phrases such as we or our management “expects,” “anticipates,” “believes,” “estimates,” “intends,” “plans to,” “ought,” “could,” “will,” “should,” “likely,” “appears,” “projects,” “forecasts,” “outlook” or other similar words or phrases.

Our forward-looking statements are based on management’s expectations and beliefs at the date of this prospectus supplement or, with respect to any document incorporated by reference into this prospectus supplement, as of the time such document was prepared. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or any other changes. Important factors that could cause actual results to differ materially from our expectations include those described in the “Risk Factors” section of this prospectus supplement as well as the following:

•	changes in economic conditions which affect demand for our products or construction activity generally, and the impact of such changes on the highly cyclical steel industry;

•

rapid and significant changes in the price of metals, potentially impairing our inventory values due to declines in commodity prices or reducing the profitability of our downstream products contracts due to rising commodity pricing;

•

impacts from COVID-19 on the economy, demand for our products and on our operations, including the responses of governmental authorities to contain COVID-19 and the impact from the distribution of various COVID-19 vaccines;

•	excess capacity in our industry, particularly in China, and product availability from competing steel mills and other steel suppliers including import quantities and pricing;

•	compliance with and changes in environmental laws and regulations, including increased regulation associated with climate change and greenhouse gas emissions;

•	involvement in various environmental matters that may result in fines, penalties or judgments;

•	potential limitations in our or our customers’ abilities to access credit and non-compliance by our customers with our contracts;

•	activity in repurchasing shares of our common stock under our repurchase program;

•	financial covenants and restrictions on the operation of our business contained in agreements governing our debt;

•	our ability to successfully identify, consummate and integrate acquisitions, and the effects that acquisitions may have on our financial leverage;

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•

risks associated with acquisitions generally, such as the inability to obtain, or delays in obtaining, required approvals under applicable antitrust legislation and other regulatory and third party consents and approvals;

•	lower than expected future levels of revenues and higher than expected future costs;

•	failure or inability to implement growth strategies in a timely manner;

•	impact of goodwill impairment charges;

•	impact of long-lived asset impairment charges;

•	currency fluctuations;

•

global factors, such as trade measures, military conflicts and political uncertainties, including the impact of the 2020 U.S. election on current trade regulations, such as Section 232 trade tariffs, tax legislation and other regulations which might adversely impact our business;

•	availability and pricing of electricity, electrodes and natural gas for mill operations;

•	ability to hire and retain key executives and other employees;

•	competition from other materials or from competitors that have a lower cost structure or access to greater financial resources;

•	information technology interruptions and breaches in security;

•	ability to make necessary capital expenditures;

•	availability and pricing of raw materials and other items over which we exert little influence, including scrap metal, energy and insurance;

•	unexpected equipment failures;

•	losses or limited potential gains due to hedging transactions;

•	litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks;

•	risk of injury or death to employees, customers or other visitors to our operations;

•	civil unrest, protests and riots;

•	new and clarifying guidance with regard to interpretation of certain provisions of the Tax Cuts and Jobs Act that could impact our assessment;

•	increased costs related to health care reform legislation; and

•

those factors listed under Part I, Item 1A, Risk Factors, included in our Annual Report filed on Form 10-K for the fiscal year ended August 31, 2020 and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

It is not possible to identify all of the risks, uncertainties and other factors that may affect future results. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, readers of this prospectus supplement and the accompanying prospectus are cautioned not to place undue reliance on the forward-looking statements.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information you should consider before purchasing the notes. Before deciding to invest in the notes, you should read the entire prospectus supplement and the accompanying prospectus carefully, including the documents incorporated by reference herein, especially the matters discussed under “Risk Factors” beginning on page S-17. See “Where You Can Find More Information” elsewhere in this prospectus supplement. Unless otherwise indicated, references in this prospectus supplement to the terms “Company,” “we,” “us” and “our” refer and relate to Commercial Metals Company and its consolidated subsidiaries. Our fiscal year ends August 31 and any reference in this prospectus supplement or the accompanying prospectus to any year or fiscal year refers to the fiscal year ended August 31 of that year unless otherwise noted.

Business Overview

We manufacture, recycle and fabricate steel and metal products, related materials and services through a network of facilities that includes seven electric arc furnace (“EAF”) mini mills, two EAF micro mills, two rerolling mills, steel fabrication and processing plants, construction-related product warehouses and metal recycling facilities in the United States (“U.S.”) and Poland. Our operations are conducted through two reportable segments: North America and Europe.

We are concrete reinforcement specialists and have leadership positions in several areas of our business. In North America, we believe we are:

•	one of the largest recycling operations engaged in the recycling of nonferrous metals in the U.S. and a major regional processor of ferrous metal in the U.S.;

•	among the industry leaders in customer service satisfaction in the U.S. steel mill business;

•	a concrete reinforcement specialist and a leading supplier and fabricator of reinforcing bar, or “rebar,” and other products to the U.S. non-residential construction industry;

•	contributing a significant percentage of the total U.S. output of merchant bar quality products (“MBQ”); and

•	the largest manufacturer of steel fenceposts in the U.S.

In Europe, we believe we are:

•	one of the largest producers of rebar, MBQ and wire mesh in Poland; and

•	the second largest producer of wire rod in Poland.

For the year ended August 31, 2020, our North America segment shipped externally approximately 1.2 million tons of raw materials, 2.8 million tons of steel products and 1.6 million tons of downstream products. Our Europe segment shipped approximately 1.5 million tons of steel products. For the year ended August 31, 2020, we generated net sales from continuing operations of $5.5 billion, earnings from continuing operations before income taxes of $370.8 million, net earnings of $279.5 million and adjusted EBITDA from continuing operations of $576.6 million. For the three months ended November 30, 2020, we generated net sales of $1.4 billion, earnings from continuing operations before income taxes of $85.5 million, net earnings of $64.1 million and adjusted EBITDA from continuing operations of $143.6 million.

Business Segments

In the fourth quarter of 2020, we realigned our segment reporting structure to reflect:

•	our vertically integrated operating model in North America, which is now supported by a National Sales, Inventory and Operations Planning (“SIOP”) function created in 2020;

•

changes to our operating model and geographic footprint following the full integration of 33 rebar fabrication facilities and four EAF mini mills acquired in 2019 (“the Acquired Businesses”) into our North America operations; and

•	the way our management team now uses integrated North America data to manage our business, assess performance and allocate resources.

As a result of this realignment, we now have two operating and reportable segments: North America and Europe. North America comprises our former Americas Recycling, Americas Mills and Americas Fabrication business segments. Europe comprises our former International Mill segment, with no resulting change to the reporting approach.

North America Segment

Our North America segment is a vertically integrated network of recycling facilities, steel mills and fabrication operations. Our strategy in North America is to optimize our vertically integrated value chain to maximize profitability. To execute our strategy, we seek to obtain the lowest possible input costs, primarily from our recycling facilities that we operate to provide low-cost scrap to our steel mills as well as to enhance operational efficiency by utilizing our fabrication operations to optimize our steel mill volumes and protect from import surges. We strive to maximize cash flow generation through increased productivity, capacity utilization and product mix. To remain competitive, we regularly make substantial capital expenditures. We have invested approximately 68%, 64% and 82% of our total capital expenditures in our North America segment during 2020, 2019 and 2018, respectively. For logistics, we utilize a fleet of trucks we own or lease as well as private haulers, railcars, export containers and barges.

Our 41 scrap metal recycling facilities, primarily located in the southeast and central U.S., process ferrous and nonferrous scrap metals. Our recycling facilities are operated to lower the cost of scrap used by our steel mills and ensure captive supply. These facilities purchase processed and unprocessed ferrous and nonferrous metals from a variety of sources including manufacturing and industrial plants, metal fabrication plants, electric utilities, machine shops, factories, railroads, refineries, shipyards, demolition businesses, automobile salvage firms, wrecking companies and retail individuals. Our recycling facilities utilize specialized equipment to efficiently process large volumes of ferrous material, including eight large machines capable of shredding obsolete automobiles or other sources of scrap metal. Certain facilities also have nonferrous downstream equipment, including extensive equipment at three of our facilities that reclaim metal from insulated copper wire, to allow us to capture more metal content. With the exception of precious metals, our scrap metal processing facilities recycle and process almost all types of metal. We sell ferrous and nonferrous scrap metals (collectively referred to as “raw materials”) to steel mills and foundries, aluminum sheet and ingot manufacturers, brass and bronze ingot makers, copper refineries and mills, secondary lead smelters, specialty steel mills, high temperature alloy manufacturers and other consumers. Raw material sales accounted for 13%, 16%, and 25% of consolidated net sales in 2020, 2019 and 2018, respectively.

Our steel mill operations consist of six EAF mini mills, two EAF micro mills and two rerolling mills. Our steel mills manufacture finished long steel products including rebar, MBQ, light structural and other special sections as well as semi-finished billets for re-rolling and forging applications (collectively referred to as “steel products”). Our EAF micro mills utilize similar equipment and processes as our EAF mini mills; however, these facilities utilize unique continuous process technology where metal flows uninterrupted from melting to casting to rolling. In addition, we have two facilities capable of producing spooled rebar. Our rerolling mills do not utilize a melt shop. The process begins by reheating billets or reclaimed rail to roll into finished steel products. The estimated annual capacity for our steel mills, which assumes a typical product mix and does not represent the quantity of likely production or shipments in each fiscal year, is approximately 5.4 million tons of finished steel products. Descriptions of mill capacity, particularly rolling capacity, are highly dependent on the specific product mix manufactured. Our mills roll many different types and sizes of products depending on market conditions, including pricing and demand.

In August 2020, we announced the construction of a third micro mill in Mesa, Arizona. This micro mill will be the first in the world to produce MBQ products through a continuous production process, and will employ the latest technology in EAF power supply systems which will allow us to directly connect the EAF and the ladle furnace to renewable energy sources such as solar and wind. The new facility will replace higher cost rebar capacity at our Rancho Cucamonga, California steel mill (one of our two rerolling mills), and will allow us to more efficiently meet West Coast demand for steel products. In December 2020, we ceased production at our Rancho Cucamonga mill and have announced plans to sell the site. We expect the new, state of the art Arizona micro mill to start-up in 2023.

Our steel mills ship to a broad range of customers and end markets across the U.S. The primary end markets are construction industries, steel service centers, original equipment manufacturers and agricultural, energy and petrochemical industries. Steel products sales accounted for 32%, 30%, and 24% of consolidated net sales in 2020, 2019 and 2018, respectively.

Our fabrication operations include 60 facilities engaged in various aspects of steel fabrication. Most of these facilities engage in general fabrication of rebar. Four of these facilities fabricate steel fence posts. Our fabricated rebar and steel fence posts (collectively referred to as “downstream products”) operations shear, bend, weld and fabricate steel. Fabricated rebar is used to reinforce concrete primarily in the construction of commercial and non-commercial buildings, hospitals, convention centers, industrial plants, power plants, highways, bridges, arenas, stadiums and dams, and is generally sold in response to a competitive bid solicitation. The majority of the resulting projects are fixed price over the life of the project. We also provide installation services in certain markets. We obtain steel for our fabrication operations primarily from our own steel mills, and the demand created by our fabrication operations optimizes the production from our steel mills. Downstream products sales accounted for 35%, 33%, and 25% of consolidated net sales in 2020, 2019 and 2018, respectively.

The North America segment’s backlog, defined as the total value of unfulfilled orders, was approximately $1.4 billion at both August 31, 2020 and 2019. At both August 31, 2020 and 2019, $1.1 billion of the total backlog related to downstream products, with the rest related to steel products. Due to the nature of our steel products, we do not have a long lead time between order receipt and delivery. We generally fill orders for steel products from inventory or with products near completion. As a result, we do not believe our steel product backlog is a significant factor in the evaluation of our North America operations.

Europe Segment

Our Europe segment is a vertically integrated network of recycling facilities, an EAF mini mill and fabrication operations located in Poland. Our strategy in Europe is to optimize profitability of the products manufactured by our mini mill, and we execute this strategy in the same way in our Europe segment as we do in our North America segment.

Our 12 scrap metal recycling facilities, located throughout Poland, process ferrous scrap metals for use as a raw material for our mini mill. These facilities provide material almost exclusively to our mini mill and operate in order to lower the cost of scrap used by our mini mill. The equipment utilized at these facilities is similar to our North America recycling operations and includes one large capacity scrap metal shredding facility similar to the largest shredder we operate in North America. Nonferrous scrap metal is not material to this segment’s operations.

Our mini mill is a significant manufacturer in Eastern Europe of steel products including rebar, MBQ and wire rod. One of the two rolling mills includes a flexible rolling mill designed to allow efficient and flexible production of a range of medium section MBQ products. This rolling mill complements the facility’s other rolling mill dedicated primarily to rebar production. Either rolling mill can feed an alternative rod block designed to produce high grade wire rod. Our mini mill sells steel products primarily to fabricators, manufacturers, distributors and construction companies, primarily to customers located within Poland. However, our mini mill also exports steel products to the Czech Republic, Germany, Hungary, Slovakia and other countries. We are currently constructing a third rolling mill in Poland to feed the rod rolling block independently. The third rolling mill will take advantage of current excess melting capacity and further expand our overall rolling capacity and product mix flexibility. We expect the mill to start-up in late 2021.

Our fabrication operations consist of five steel fabrication facilities located in Poland which produce downstream products, primarily fabricated rebar and wire mesh. Three of our facilities have expanded captive uses for a portion of the rebar and wire rod manufactured at the mini mill. They are similar to the facilities operated by our North America segment and sell fabricated rebar primarily to contractors for incorporation into construction projects. In addition to fabricated rebar, our fabrication operations sell other downstream products including fabricated mesh, assembled rebar cages and other fabricated rebar by-products. We operate two other fabrication facilities in Poland that produce welded steel mesh, cold rolled wire rod and cold rolled rebar. These facilities supplement sales of fabricated rebar by offering wire mesh to customers, which include metals service centers and construction contractors. We are the largest manufacturer of wire mesh in Poland. In addition to sales of downstream products in the Polish market, we also export our downstream products to neighboring countries such as the Czech Republic, Germany and Slovakia.

Our mini mill generally fills orders for steel products from inventory or with products near completion. As a result, we do not believe that backlog levels are a significant factor in evaluating the operations of our Europe segment. The downstream product backlog for our Europe segment was approximately $28.1 million at August 31, 2020 compared to $33.9 million at August 31, 2019.

Competitive Strengths

Vertically Integrated Manufacturing Platform

We operate a vertically integrated network of recycling facilities, steel mills and fabrication operations in the U.S. and Poland in order to maximize profitability. Our recycling operations provide scrap metal to our steel mills, who in turn use the scrap metal to produce and supply steel required by our fabrication operations. Our recycling and fabrication operations are designed to support our steel mills. As our recycling facilities are located close to our steel mills, we can ensure a secure supply of low-cost raw materials, and our fabrication facilities provide a significant and consistent source of demand. This is a strategic advantage when imports increase as our steel mills can continue to supply our own fabricators. In addition, with so much of our mill output absorbed internally, we can reduce sales overhead and focus commercial efforts on margin optimization. Our downstream operations provide forward visibility into end customer demand, and contract pricing that is utilized for these operations helps to stabilize short-term volatility. For the fiscal year ended August 31, 2020, approximately 60% and 100% of raw materials produced at our recycling facilities were shipped internally to our steel mills in North America and Europe, respectively, and approximately 40% and 20% of steel products manufactured at our steel mills were shipped internally to our downstream facilities in North America and Europe, respectively.

Key Market Positions in North America and Europe

We are well-positioned geographically in the U.S. and Poland with steel mill locations in some of the highest demand locations for rebar and MBQ consumption. In the U.S., demand for our products is highest in the Sun Belt region where most of our mills are located, which positions us to capitalize on growth in this region as well as the longer construction season. The Acquired Businesses filled out our footprint as a national U.S. supplier and our steel mills can now reach over 90% of the U.S. population. Our mini mill in Poland also provides strategic benefits as it is well positioned to serve the growing European economies, particularly Poland and Germany which are among the most attractive markets in Europe.

U.S. Operations Footprint

We are a leader in rebar and MBQ end markets. Our U.S. steel mills have annual capacity to roll and ship approximately 5.4 million tons of long products. We have the largest portfolio of rebar producing mills and the third largest MBQ production capacity of any U.S. steelmaker. We operate a network of operations that stretch from the Northeast to the West Coast and can reach every major metro area in the U.S. We are the largest rebar fabricator in North America and one of only two with a coast-to-coast presence.

Efficient Manufacturing Focused on Long Products

We believe we are among the lowest-cost steel producers. Our steel mills are in close proximity to the markets we serve. In addition, our mills use efficient EAF technology, enabling our manufacturing operations to have relatively low-cost production. Our EAF micro mills are state-of-the-art and utilize a “continuous production” design where metal flows uninterrupted from melting to casting to rolling.

Investments in Technology; Poised to Benefit from Exposure to Non-Residential Construction Expansion

We are positioned to benefit from continued expansion in non-residential construction, our key end market, due to investments in new technologies in the U.S. and Poland. For example, we:

•

announced construction of a third micro mill in Mesa, Arizona, which, in addition to producing rebar, will be the world’s first micro mill capable of producing MBQ through a continuous production process, employing the latest technology in EAF power supply systems;

•	constructed a new, state of the art micro mill using the highly efficient continuous production process in Durant, Oklahoma;

•

were the first producer of hot-rolled, spooled rebar in the U.S. We initially implemented this technology at our Oklahoma micro mill and have since extended it to our micro mill in Mesa, Arizona in 2019;

•	operate a highly efficient continuous caster at our mini mill in Poland;

•	announced construction of a third rolling mill at our mini mill in Poland to increase output of finished product and enhance flexibility to meet demand from multiple end markets;

•	acquired GalvaBar, a proprietary and unique process for galvanizing rebar prior to fabrication;

•	invested in expanding our offering of specialty reinforcing products to include corrosion-resistant ChromX, All-Thread rebar and extra-large rebar; and

•	upgraded size and product range capabilities at our mini mill in Birmingham, Alabama.

Strong Balance Sheet and Liquidity

We are focused on managing our costs and strengthening our balance sheet. As a result of the strong free cash flow generated during 2020, we were able to reduce our debt, while also increasing our cash balance to $465.2 million at November 30, 2020. Availability under our credit and accounts receivable facilities was $678.7 million at November 30, 2020. We believe that our strong financial position will provide us with the flexibility to fund growth, weather economic uncertainty and pursue opportunistic acquisitions. Our close management of capital expenditures, and emphasis on risk management, have also been key to our efforts and progress in this area. We remain committed to maintaining financial flexibility and a strong liquidity position, while investing in new and profitable growth projects.

Excellence in Customer Service

Operating primarily in a commodity environment, our operations excel at providing superior customer service, a differentiating factor from our competition. For example, in the Jacobson Survey, a measure of customer satisfaction among U.S. steel producers, we continue to outpace our steel long products competitors. Furthermore, our expertise in detailing, fabrication and logistics makes our U.S. fabrication operations a preferred supplier for large, complex infrastructure and commercial construction projects.

Experienced Management Team

Our management team, led by our Chairman of the Board, President and Chief Executive Officer, Barbara R. Smith, includes executives and managers with significant industry, operational and functional experience in the metals sector. Collectively, our management team has over 100 years of steel, metals or related industry experience. This team continues to direct our corporate strategy, as well as productivity and profit enhancement programs.

Environmentally Sustainable Business with Commitment to Safety

Environmental sustainability has been core to our business since our founding as a metals recycling company 105 years ago. We play a key role in returning our primary input, ferrous scrap, into the economy in the form of rebar, merchant bar, wire rod, and fence post for use in a wide variety of applications. In addition, we are committed to a culture where safety is a focus at all levels of our business. We have dramatically reduced reportable incidents over time from an average incident rate of 5.1 injuries per 100 employees in 2004 to 1.5 in 2020. Our commitment to safety has been recognized by the Steel Manufacturers Association and the Concrete Reinforcing Steel Institute, among others.

Business Strategy

Optimize our Network of Operations

We are committed to our core assets and vertical integration platform. In recent years, we have identified opportunities to optimize our assets and resources to enhance our competitive position. For example:

•

In December 2020, we ceased production at our Rancho Cucamonga, California steel mill and have announced plans to sell the site, which will be replaced by a new, state of the art facility in Mesa, Arizona which will allow us to more efficiently meet West Coast demand for steel products; and

•	In 2020, we idled six facilities in our North America segment as part of our integration of the Acquired Businesses to ensure the most efficient footprint of operations.

Effectively Manage Costs

We continue to evaluate opportunities to reduce our cost structure, optimize inventory across our vertically integrated platform and streamline operations to improve our cash flow. We have consolidated and centralized back office operations in many support functions to reduce cost and improve efficiencies. In 2020, we created a SIOP role focused on optimizing resources across our vertically integrated network. The centralized coordination from our SIOP team optimizes production and inventory and logistics management, which allows us to effectively coordinate operations, drive accountability and align incentives from upstream to downstream, maximizing total business return.

Maintain Strong Balance Sheet and Financial Flexibility

We are committed to maintaining a strong financial position and adequate liquidity to allow us to execute our strategic plan. We plan to use the net proceeds from this offering to fund the repurchase or redemption of the 2026 notes, including the payment of accrued interest thereon, any applicable premiums related thereto and related expenses. In 2020, we repaid all prior borrowings under our term loan facility under our revolving credit facility and currently have no amounts drawn under our revolving credit facility or our accounts receivable facilities. Further we do not have any significant debt maturities until the maturity of our 4.875% Senior Notes in May 2023.

Capital Allocation Strategy

We believe that a balanced and disciplined capital allocation strategy is a key element to support our growth initiatives and create value. For example:

•

We reinvest for growth organically through funding new projects, such as the new micro mill in Mesa, Arizona and the proposed expansion in Poland, funding maintenance and capital expenditures for our facilities as well as inorganically through pursuing disciplined strategic acquisitions. We have budgeted $200 to $225 million for maintenance and capital expenditures in 2021.

•	We proactively manage our debt profile to maintain a strong balance sheet, optimize costs, and provide financial flexibility to accommodate strategic growth opportunities as they arise.

•	We return capital to our stockholders through dividends (225 consecutive quarterly dividends to date) and opportunistic share repurchases pursuant to our share buyback program.

Leverage Strategic Acquisitions

Part of our business strategy includes pursuing synergistic acquisitions. We have expanded, and plan to continue to expand, our business by making strategic acquisitions and regularly seeking suitable acquisition targets to enhance our growth. Contributions from such acquisitions could be further realized as the non-residential construction market strengthens. Since 2018, our strategic acquisitions include the following:

•

in 2019, we completed the acquisition of 33 rebar fabrication facilities in the U.S. as well as four EAF mini mills located in Tennessee, Florida, New Jersey and California from Gerdau S.A., which expanded our geographic footprint within the U.S. and supports our vertically integrated steel making model;

•

in February 2020, we completed a transaction through our Polish subsidiary CMC Poland Sp. zo.o. (“CMCP”) to acquire P.P.U. Ecosteel Sp. zo.o., a steel mesh producer located in Zawiercie, Poland, to complement CMCP’s existing mesh production and increase sales to other markets in Europe; and

•

in July 2020, we acquired substantially all of the assets of AZZ’s Continuous Galvanized Rebar business (“GalvaBar”) located in Tulsa, Oklahoma, which manufactures galvanized rebar with a zinc alloy coating produced through a proprietary process to provide corrosion protection and post-fabrication formability. The acquisition of GalvaBar complements and strengthens our existing concrete reinforcement capabilities.

Recent Developments

Tender Offer for 2026 Notes; Conditional Notice of Redemption

Concurrently with this offering, we are commencing a cash tender offer to purchase any and all of our outstanding $350 million aggregate principal amount of 2026 notes. The tender offer is made solely on the terms and subject to the conditions set forth in the offer to purchase, dated January 19, 2021, relating to the tender offer (the “Offer to Purchase”). The total consideration payable for each $1,000 principal amount of 2026 notes tendered and not validly withdrawn and accepted by us for purchase in the tender offer will be $1,037.50, which includes an early participation payment of $30 for each $1,000 principal amount of 2026 notes validly tendered and not withdrawn before the early participation date set forth in the Offer to Purchase. The tender offer is conditioned upon the consummation of this offering, as well as other conditions. The tender offer is not conditioned upon any minimum amount of 2026 notes being tendered, and we reserve the right to increase or modify the maximum aggregate purchase price for the tender offer, subject to applicable law. The tender offer is scheduled to expire at 12:00 midnight, New York City Time, at the end of the day on February 16, 2021, unless extended or earlier terminated. We intend to fund our purchase of the 2026 notes tendered and accepted from the net proceeds of this offering, together with cash on hand, if all of the 2026 notes are validly tendered. We cannot assure you that the tender offer will be consummated in accordance with its terms, or at all, or that a significant principal amount of the 2026 notes will be tendered and cancelled pursuant to the tender offer.

Concurrently with commencing the tender offer, we issued a conditional notice of redemption under the indenture governing the 2026 notes to redeem any 2026 notes that are not repurchased pursuant to the tender offer. The redemption price is equal to 100% of the principal amount of the 2026 notes redeemed plus a “make-whole” premium calculated as set forth in the 2026 notes and the indenture governing the 2026 notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. The redemption date is February 19, 2021, and the redemption is conditioned on the completion of the offering of the notes. This statement shall not constitute a notice of redemption under the indenture governing the 2026 notes.

SUMMARY ORGANIZATIONAL CHART

The following chart shows a summary of our organizational structure as of November 30, 2020, as adjusted to give effect to (i) the notes offered hereby and (ii) the repurchase and/or redemption of the 2026 notes. This chart is provided for illustrative purposes only and does not represent all of our entities or obligations of our entities.

1)

On June 26, 2014, we and CMC International Finance, S.à r.l., our wholly owned subsidiary, or the foreign borrower, and together with us, the borrowers, entered into the Fourth Amended and Restated Credit Agreement with Bank of America, N.A., as administrative agent, and certain lenders party thereto, as the same has been amended from time to time (the “Credit Agreement”). The Credit Agreement provides for a revolving credit facility of $350.0 million (the “Revolver”). As of November 30, 2020, no amounts were outstanding under the Revolver.

2)	CMC International Finance, S.à r.l. is a foreign borrower under the Credit Agreement. As of November 30, 2020, no amounts were outstanding with respect to the foreign borrower.
3)

We are a party to a $200.0 million U.S. accounts receivable facility which, as amended, expires on November 1, 2021. Under the facility, we contribute, and several of our subsidiaries transfer without recourse, certain eligible trade accounts receivable to CMC Receivables, Inc. (“CMCRV”), a wholly owned subsidiary of CMC. CMCRV is structured to be a bankruptcy-remote entity formed for the sole purpose of facilitating transfers of trade accounts receivable generated by the Company. CMCRV transfers the trade accounts receivable in their entirety to two financial institutions. At November 30, 2020, CMCRV had no advance payments outstanding.

4)

The Credit Agreement is guaranteed by each of our material domestic subsidiaries (as described in the Credit Agreement). Furthermore, the obligations of CMC International Finance, S.à r.l., the foreign borrower under the Credit Agreement, are guaranteed by CMCP. None of our subsidiaries will guarantee the notes offered hereby nor do they guarantee any of our other outstanding notes.

CORPORATE INFORMATION

We were incorporated in 1946 in the State of Delaware. Our predecessor company, a metals recycling business, has existed since approximately 1915. We maintain our corporate office at 6565 North MacArthur Boulevard in Irving, Texas, 75039, telephone number (214) 689-4300. Our common stock is listed on the New York Stock Exchange under the ticker symbol “CMC.” We maintain a website located at http://www.cmc.com. Information on our website is not a part of, or incorporated by reference into, this prospectus supplement or the accompanying prospectus.

THE OFFERING

The following summary contains basic information about the notes. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this prospectus supplement entitled “Description of the Notes” and the section of the accompanying prospectus entitled “Description of Debt Securities.” In this “The Offering” summary, unless otherwise indicated, “we,” “us,” “our,” “the Company” and similar words refer only to Commercial Metals Company and not any of its subsidiaries.

Issuer	Commercial Metals Company

Notes Offered	$300,000,000 in aggregate principal amount of 3.875% Senior Notes due 2031.

Issue Price	3.875%

Maturity Date	February 15, 2031.

Interest	Interest on the notes will be payable in cash in arrears on February 15 and August 15 of each year, beginning on August 15, 2021.

Denominations	The notes will be issued in denominations of $2,000 or integral multiples of $1,000 in excess thereof.

Form of Notes	The notes will be issued as fully registered notes (to be deposited with the depositary), represented by one or more global notes deposited with DTC. Investors may elect to hold interests in the global notes through any of DTC, Clearstream, Luxembourg or the Euroclear System.

Guarantees	None of our subsidiaries will guarantee the notes offered hereby.

Ranking	The notes will be general unsecured obligations and will rank equally with all of our other senior unsecured and unsubordinated indebtedness, including all other senior notes that may be issued from time to time. The notes will be effectively subordinated to any of our secured debt incurred in the future, including under the Revolver, to the extent of the assets securing such debt. As of November 30, 2020, as adjusted for (i) this offering and (ii) the anticipated use of proceeds therefrom, including the retirement of all of the 2026 notes through the tender offer or redemption, we would have had $930 million of senior indebtedness outstanding, none of which would have been secured. In addition, the notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries, including trade payables. As of November 30, 2020, our subsidiaries had $112 million of indebtedness outstanding and total liabilities of $786 million, excluding net intercompany liabilities of $344 million.

Optional Redemption	Prior to February 15, 2026, we will have the option to redeem some or all of the notes at a redemption price equal to 100% of the principal amount of the notes, plus an Applicable Premium as defined under “Description of the Notes—Optional Redemption,” and accrued and unpaid interest, if any, to, but excluding, the date of redemption.

Additionally, prior to February 15, 2024, we may redeem up to 40% of the notes with the net cash proceeds of certain equity offerings at the redemption price of 103.875% of the principal amount of each note to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. See “Description of the Notes—Optional Redemption.”

Change of Control	Upon the occurrence of a change of control triggering event, we will be required to make an offer to repurchase all outstanding notes at a price in cash equal to 101% of the principal amount of the notes, plus any accrued and unpaid interest to, but not including, the purchase date. See “Description of the Notes—Change of Control Offer.”

Certain Covenants	The Indenture and supplemental indenture governing the notes will include certain restrictions on liens, sale and lease-back transactions, mergers, consolidations and transfers of substantially all of our assets.

These covenants are subject to important qualifications and exceptions. See “Description of the Notes—Certain Covenants” in this prospectus supplement.

Use of Proceeds	The net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, are estimated to be approximately $295.2 million. We intend to use the net proceeds from this offering to fund the repurchase of a portion of our outstanding 2026 notes in the tender offer described above under “—Recent Developments,” and to redeem a portion of any remaining 2026 notes that are not tendered following the expiration of the tender offer, in each case together with accrued interest, any applicable premium payments and expenses related thereto.

Absence of an Established Trading Market	We do not intend to list the notes on any national securities exchange or have them quoted on any automated dealer quotation system. The notes will be new securities for which there is currently no public market. See “Risk Factors—Risks Related to the Notes—Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.”

Trustee	U.S. Bank National Association.

Governing Law	The notes and the Indenture will be governed by the laws of the State of New York.

Risk Factors	You should consider carefully all of the information included in this prospectus supplement and the accompanying prospectus and, in particular, the information in the section entitled “Risk Factors” prior to deciding to invest in the notes.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth our summary consolidated historical financial data for the periods presented below. The summary consolidated financial data as of August 31, 2020 and 2019, and for each of the years in the three-year period ended August 31, 2020, have been derived from our audited consolidated financial statements, incorporated by reference herein.

The summary unaudited condensed consolidated financial data as of November 30, 2020 and November 30, 2019 and for the three-month periods ended November 30, 2020 and November 30, 2019 have been derived from the unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended November 30, 2020, incorporated by reference herein.

Our historical results are not necessarily indicative of the results of operations for future periods. You should read the following summary consolidated financial data in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for our fiscal year ended August 31, 2020 and our Quarterly Report on Form 10-Q for the quarter ended November 30, 2020, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information.”

	Year Ended August 31,			Three Months Ended November 30, (unaudited)
	2020	2019	2018	2020	2019
	(in thousands, except share data and ratios)
Income Statement Data:
Net Sales	$5,476,486	$5,829,002	$4,643,723	$1,391,803	$1,384,708
Costs and expenses:
Cost of goods sold	4,531,688	5,025,514	4,021,558	1,174,819	1,146,514
Selling, general and administrative expenses	504,572	463,271	401,452	113,627	110,999
Asset impairments	7,611	384	14,372	3,594	530
Interest expense	61,837	71,373	40,957	14,259	16,578

	5,105,708	5,560,542	4,478,339	1,306,299	1,274,621
Earnings from continuing operations before income taxes	370,778	268,460	165,384	85,504	110,087
Income taxes	92,476	69,681	30,147	21,593	27,332

Earnings from continuing operations	278,302	198,779	135,237	63,911	82,755

Earnings (loss) from discontinued operations before income taxes	1,907	(528)	3,235	250	895
Income taxes (benefit)	706	158	(34)	68	302

Earnings (loss) from discontinued operations	1,201	(686)	3,269	182	593

Net earnings	$279,503	$198,093	$138,506	$64,093	$83,348

Basic earnings per share (1)
Earnings from continuing operations	$2.34	$1.69	$1.16	$0.53	$0.70
Earnings (loss) from discontinued operations	0.01	(0.01)	0.03	—	0.01

Net earnings	$2.35	$1.68	$1.19	$0.54	$0.70

	Year Ended August 31,			Three Months Ended November 30, (unaudited)
	2020	2019	2018	2020	2019
	(in thousands, except share data and ratios)
Diluted earnings (loss) per share (1)
Earnings from continuing operations	$2.31	$1.67	$1.14	$0.53	$0.69
Earnings (loss) from discontinued operations	0.01	(0.01)	0.03	—	—

Net earnings	$2.32	$1.66	$1.17	$0.53	$0.70

Other Financial Data:
Adjusted EBITDA from continuing operations (2)	$576,608	$424,085	$352,221	$143,633	$159,805
Core EBITDA from continuing operations (2)	$650,479	$501,465	$412,237	$156,561	$174,413
Balance Sheet Data (at end of period)
Cash and cash equivalents	$542,103	$192,461	$622,473	$465,162	$224,797
Working capital (3)	1,468,840	1,385,415	1,535,262	1,556,006	1,412,619
Total assets	4,081,728	3,758,771	3,328,304	4,016,668	3,808,351
Long-term debt	1,065,536	1,227,214	1,138,619	1,064,893	1,179,443
Total debt (4)	1,092,266	1,254,921	1,170,129	1,093,754	1,203,006
Stockholders’ equity	1,889,201	1,623,861	1,493,397	1,934,687	1,701,501
Cash Flow Data:
Capital expenditures	$(187,618)	$(138,836)	$(174,655)	$(37,201)	$(45,559)
Net cash flows from (used by) operating activities	791,204	37,004	(433,924)	(12,088)	146,418
Net cash flows from (used by) investing activities	(192,938)	(462,048)	521,929	(36,458)	(35,124)
Net cash flows from (used by) financing activities	(247,790)	(13,244)	259,432	(28,570)	(79,360)
Statement of Comprehensive Income Data
Net earnings	$279,503	$198,093	$138,506	$64,093	$83,348
Other comprehensive income (loss), net of income taxes:
Foreign currency translation adjustment:
Foreign currency translation adjustment	33,559	(29,718)	(13,938)	(8,388)	6,924
Reclassification for translation loss realized upon liquidation of investment in foreign entity	6	857	2,079	—	—
Foreign currency translation adjustment	33,565	(28,861)	(11,859)	(8,388)	6,924

Net unrealized gain (loss) on derivatives:
Unrealized holding gain (loss)	(12,136)	(6)	48	1,164	714
Reclassification for gain included in net earnings	(304)	(244)	(279)	(54)	(89)

	Year Ended August 31,			Three Months Ended November 30, (unaudited)
	2020	2019	2018	2020	2019
	(in thousands, except share data and ratios)
Net unrealized gain (loss) on derivatives	$(12,440)	$(250)	$(231)	$1,110	$625

Defined benefit obligation:
Net loss	(796)	(2,629)	(138)	—	—
Amortization of net loss	86	—	126	—	—
Amortization of prior services	(53)	(25)	(62)	(13)	(8)
Reclassification for settlement losses	—	1,316	—	—	—
Defined benefit obligation	(763)	(1,338)	(74)	(13)	(8)

Other comprehensive income (loss)	20,362	(30,449)	(12,164)	(7,291)	7,541

Comprehensive income	$299,865	$167,644	$126,342	$56,802	$90,889

(1)	Earnings per share is calculated independently for each component and may not sum to net earnings per share due to rounding.
(2)

Adjusted EBITDA from continuing operations and core EBITDA from continuing operations are “non-GAAP financial measures” as defined in the SEC rules. Adjusted EBITDA from continuing operations is the sum of earnings from continuing operations before interest expense, income taxes, depreciation and amortization and impairment expense. Core EBITDA from continuing operations represents adjusted EBITDA from continuing operations, as further adjusted to exclude non-cash equity compensation, certain facility closure costs, labor cost government refunds, acquisition settlement costs, debt extinguishment costs, acquisition and integration related costs and other, purchase accounting effect on inventory, mill operational start-up costs, and CMC Steel Oklahoma incentives. These measures should not be considered an alternative to earnings from continuing operations or net earnings, or as a better measure of liquidity than net cash flows from operating activities, as determined by GAAP. However, we believe that these measures provide relevant and useful information, which is often used by analysts, creditors and other interested parties in our industry as they allow: (i) comparison of our earnings to those of our competitors; (ii) a supplemental measure of our ongoing core performance; and (iii) the assessment of period-to-period performance trends. Each of these measures may be inconsistent with similar measures presented by other companies. In addition, adjusted EBITDA from continuing operations for the quarter ended November 30, 2020, as further adjusted for the $17.4 million loss (pre-tax) on extinguishment of the 2026 Notes, would have been $126.2 million. Reconciliations of earnings from continuing operations to adjusted EBITDA from continuing operations and core EBITDA from continuing operations are provided below:

	Year Ended August 31,			Three Months Ended November 30, (unaudited)
	2020	2019	2018	2020	2019
	(in thousands, except share data and ratios)
Earnings from continuing operations	$278,302	$198,779	$135,237	$63,911	$82,755
Interest expense	61,837	71,373	40,957	14,259	16,578
Income taxes	92,476	69,681	30,147	21,593	27,332
Depreciation and amortization	165,749	158,652	131,508	41,799	40,941
Amortization of acquired unfavorable contract backlog	(29,367)	(74,784)	—	(1,523)	(8,331)
Asset impairments	7,611	384	14,372	3,594	530

Adjusted EBITDA from continuing operations	$576,608	$424,085	$352,221	$143,633	$159,805

	Year Ended August 31,			Three Months Ended November 30, (unaudited)
	2020	2019	2018	2020	2019
	(in thousands, except share data and ratios)
Non-cash Equity Compensation	31,850	25,106	24,038	9,062	8,269
Facility Closures	11,105	—	—	5,214	6,339
Labor Cost Government Refund	(2,985)	—	—	(1,348)	—
Acquisition Settlement	32,123	—	—	—	—
Debt Extinguishment Costs	1,778	—	—	—	—
Acquisition and Integration Related Costs and Other	—	41,958	25,507	—	—
Purchase Accounting Effect on Inventory	—	10,315	—	—	—
Mill Operational Start-up costs (*)	—	—	13,471	—	—
CMC Steel Oklahoma Incentives	—	—	(3,000)	—	—

Core EBITDA from continuing operations	$650,479	$501,465	$412,237	$156,561	$174,413

(*)	Net of interest, taxes, depreciation and amortization, impairments, and non-cash equity compensation.

(3)	Working capital consists of current assets less current liabilities.
(4)	Debt amounts presented without deduction for debt issuance costs.

RISK FACTORS

An investment in the notes involves a high degree of risk. You should carefully consider the risks described below as well as the risk factors included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2020, and our Quarterly Report for the quarter ended November 30, 2020, together with all of the other information included or incorporated by reference in this prospectus supplement. Unless otherwise indicated, references in the risk factors described below to the terms “Company,” “we,” “us” and “our” refer and relate to Commercial Metals Company, exclusive of its consolidated subsidiaries. The risk factors described below may be updated from time to time by our filings with the SEC under the Exchange Act that we incorporate by reference herein. The risks and uncertainties described in such incorporated documents and described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business, financial condition and results of operations. If any of those risks actually occurs, our business, financial condition and results of operations would suffer. See “Special Note Regarding Forward-Looking Statements.”

Risks Related to the Notes

The principal and interest payments on our existing indebtedness may restrict and/or impair our ability to fulfill our obligations under the notes.

As of November 30, 2020, we, together with our consolidated subsidiaries, had $1,094 million of total debt. As adjusted for this offering and the anticipated use of proceeds therefrom, including the retirement of all of the 2026 notes through the tender offer or redemption, we, together with our consolidated subsidiaries, expect that our total debt at such date would have been $1,044 million.

Each of the indentures governing the notes will permit us to incur additional debt. The amount of our debt may have important consequences to you. For instance, it could:

•	make it more difficult for us to satisfy our financial obligations, including those relating to the notes;

•

require us to use a substantial portion of our cash flow from operations to pay interest and principal on the notes and other debt, which would reduce the funds available for working capital, capital expenditures and other business purposes;

•	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other investments, or for other general corporate purposes;

•	heighten our vulnerability to downturns in our business, our industry or in the general economy and restrict us from exploiting business opportunities or making acquisitions;

•	place us at a competitive disadvantage compared to those of our competitors that may have proportionately less debt;

•	limit our flexibility in planning for, or reacting to, changes in our business, the industry in which we operate or general economic conditions;

•	increase the risk of a ratings downgrade, increasing our cost of financing and limiting our access to capital markets; and

•	increase the risk of a default of certain loan covenants, restricting our use of cash and financing alternatives.

Our ability to meet our debt obligations will depend on our future performance, which will be affected by financial, business, economic, regulatory and other factors. We will be unable to control many of these factors, such as economic conditions and governmental regulation.

The agreements governing our notes and our other debt instruments contain financial covenants and impose restrictions on our business.

The indentures governing the 2023 notes, 2026 notes and 2027 notes, and the notes each contain restrictions on our ability to create liens, sell assets, enter into sale and leaseback transactions and consolidate or merge. In addition to these restrictions, the Revolver contains covenants that restrict our ability to, among other things, enter into transactions with affiliates and guarantee the debt of some of our subsidiaries. The Revolver and our U.S. trade accounts receivable facility also require that we meet certain financial tests and maintain certain financial ratios, including a maximum debt to capitalization and interest coverage ratios.

Other agreements that we may enter into in the future may contain covenants imposing significant restrictions on our business that are similar to, or in addition to, the covenants under our existing agreements. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise.

Our ability to comply with these covenants may be affected by events beyond our control, including prevailing economic, financial and industry conditions. The breach of any of these covenants could result in a default under the indenture governing the notes or under our other debt agreements. An event of default under our debt agreements would permit some of our lenders to declare all amounts borrowed from them to be due and payable, together with accrued and unpaid interest. If we were unable to repay debt to our secured lenders or if we incur secured debt in the future, these lenders could proceed against the collateral securing that debt. In addition, acceleration of our other indebtedness may cause us to be unable to make interest payments on the notes. The indenture does not limit the amount of unsecured indebtedness that we can issue and we may incur more debt.

The indenture does not limit the amount of unsecured indebtedness that we can issue. The notes will be our senior unsecured and unsubordinated obligations and will rank equally in right of payment with all of our existing and future senior indebtedness and senior to all of our existing and future subordinated indebtedness. The notes will be effectively subordinated to any of our secured debt incurred in the future, including under the Revolver, to the extent of the assets securing such debt. As of November 30, 2020, as adjusted for (i) this offering and (ii) the anticipated use of proceeds therefrom, including the retirement of all of the 2026 notes through the tender offer or redemption, we would have had $930 million of senior indebtedness outstanding, none of which would have been secured. In addition, the notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries, including trade payables. As of November 30, 2020, our subsidiaries had $112 million of indebtedness outstanding and total liabilities of $786 million, excluding net intercompany liabilities of $344 million.

The restrictions in our debt agreements on our incurrence of additional indebtedness are subject to a number of qualifications and exceptions, and under certain circumstances, indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness. Any additional indebtedness incurred could reduce the amount of cash we would have available to satisfy our obligations under the notes. We expect from time to time to incur additional indebtedness.

Our failure to generate sufficient cash flow to meet our obligations under the notes could significantly adversely affect you as a noteholder.

Our ability to make payments with respect to the notes and to satisfy our other debt obligations will depend on our future operating performance, which will be affected by a broad range of factors, including prevailing economic, financial, business and other factors affecting our company and industry, many of which are beyond our control. If we and our subsidiaries do not generate sufficient cash flow from operations to satisfy our debt obligations, including payments on the notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. However, we may not be able to refinance our debt on commercially reasonable terms, if at all, or on terms that would be permitted under our various debt instruments then in effect, and we may not be able to sell assets, or, even if we are able to sell assets, the terms of the sales may not be favorable to us and may not sufficiently reduce the amount of our debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations on the notes. If for any reason we are unable to meet our debt service and repayment obligations, including those under the notes, we would be in default under the terms of the agreements governing that indebtedness, which may allow our creditors at that time to declare all such indebtedness to be due and payable.

The notes will be effectively subordinated to our secured debt.

The notes are unsecured and unsubordinated but will be effectively subordinated in right of payment to all of secured indebtedness we may incur in the future, including borrowings under the Revolver, to the extent of the value of the collateral securing those obligations. As of November 30, 2020, as adjusted for (i) this offering and (ii) the anticipated use of proceeds therefrom, including the retirement of all of the 2026 notes through the tender offer or redemption, we would have had $930 million of senior indebtedness outstanding, none of which would have been secured. In addition, we would have had $347.0 million of available borrowing capacity under our $350.0 million secured Revolver. We may in the future issue secured debt, including borrowings under the Revolver. If we are not able to repay amounts due under the terms of the secured debt, the holders of the secured debt could proceed against the collateral securing that indebtedness. In that event, any proceeds received upon a realization of the collateral securing that indebtedness would be applied first to amounts due under the terms of the secured debt before any proceeds would be available to make payments on the notes. If we default under any secured debt, the value of the collateral on the secured debt may not be sufficient to repay both the holders of the secured debt and the holders of the notes. In addition, upon any distribution of assets pursuant to any liquidation, dissolution, reorganization, insolvency or similar proceeding, the holders of our secured debt will be entitled to be repaid in full from the proceeds of the collateral securing such debt before the holders of the notes will be entitled to receive any payment with respect thereto.

The notes will be structurally subordinated to the debt and liabilities of our subsidiaries.

The notes will not be guaranteed by our subsidiaries. Payments on the notes are required to be made only by Commercial Metals Company, the issuer of the notes. We may not have direct access to the assets of our subsidiaries unless those assets are transferred by dividend or otherwise to us. As a result, the notes will be structurally subordinated to all existing and future debt and liabilities, including trade payables, of our subsidiaries. As of November 30, 2020, our subsidiaries had $112 million of indebtedness outstanding and total liabilities of $786 million, excluding net intercompany liabilities of $344 million.

We depend in part on our subsidiaries to generate sufficient cash flow to meet our debt service obligations, including payments on the notes.

Although Commercial Metals Company is an operating company, a substantial part of its assets consists of the capital stock or other equity interests of its subsidiaries. As a result, we depend in part on the earnings of our subsidiaries and the availability of their cash flows to us, or upon loans, advances or other payments made by these entities to us to service our debt obligations, including the notes. The ability of these entities to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to restrictions under the Revolver and other agreements to which we or they are a party and applicable laws.

Our credit ratings may not reflect all risks of an investment in the notes.

We expect that the notes will be rated by one or more nationally recognized statistical rating organizations. A rating is not a recommendation to purchase, hold or sell debt securities, since a rating does not predict the market price of a particular security or its suitability for a particular investor. The credit ratings assigned to the notes may not reflect the potential impact of all risks related to trading markets, if any, for, or trading value of, your notes. In addition, real or anticipated changes in our credit ratings will generally affect any trading market, if any, for, or trading value of, your notes. Any rating organization that rates the notes may lower our rating or decide not to rate the notes in its sole discretion. The ratings of the notes will be based primarily on the rating organization’s assessment of the likelihood of timely payment of interest when due and the payment of principal on the maturity date. Any ratings downgrade could adversely affect the trading price of the notes, or the trading market for the notes, to the extent a trading market for the notes develops.

We may not be able to repurchase the notes upon a change of control.

If we experience certain kinds of changes of control coupled with a ratings downgrade with respect to the notes, we must give holders of the notes the opportunity to sell us their notes at 101% of their principal amount, plus accrued and unpaid interest. In addition, the terms of our existing senior notes include a substantially similar change of control provision. As a result, we may be required to offer to repurchase all outstanding notes and existing senior notes at 101% of their respective principal amount, plus accrued and unpaid interest. However, in such an event, we might not be able to pay the required purchase price for the notes or existing senior notes presented to us because we might not have sufficient funds available at that time. The source of funds for any such purchase of the notes will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. Our failure to repurchase the notes or our existing senior notes upon a change of control would cause a default under the indentures governing our outstanding debt securities. The Revolver provides that a change of control will be a default that permits lenders to accelerate the maturity of borrowings thereunder. Any of our future debt agreements may contain similar provisions.

We may enter into transactions that would not constitute a change of control that could affect our ability to satisfy our obligations under the notes.

Legal uncertainty regarding what constitutes a change of control and the provisions of the indentures governing our outstanding debt securities may allow us to enter into transactions, such as acquisitions, refinancing or recapitalizations, that would not constitute a change of control but may increase our outstanding indebtedness or otherwise affect our ability to satisfy our obligations under the notes and our existing senior notes. The definition of change of control for purposes of the notes includes a phrase relating to the transfer of “all or substantially all” of our assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law.

Accordingly, your ability to require us to repurchase the notes as a result of a transfer of less than all of our assets to another person may be uncertain.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

The notes are new issues of securities for which there is no established public market. We do not intend to have the notes listed on a national securities exchange or included in any automated quotation system.

The underwriters have advised us that they intend to make a market in the notes; however, the underwriters are not obligated to make a market in the notes, and they may discontinue their market making activities at any time without notice. Therefore, an active market for the notes may not develop or, if developed, may not continue. The liquidity of any market for the notes will depend upon the number of holders of the notes, our operating performance and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes, prevailing interest rates and other factors. A liquid trading market may not develop for the notes. If a market develops, the notes could trade at prices that may be lower than the initial offering price of the notes. If an active market does not develop or is not maintained, the price and liquidity of the notes may be adversely affected. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may not be free from similar disruptions and any such disruptions may adversely affect the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

Volatile trading prices may require you to hold the notes for an extended period of time.

If a market develops for the notes, they might trade at prices higher or lower than the initial offering price of our previously issued notes. The trading price of the notes could be subject to significant fluctuation in response to, among other factors, change in our operating results, interest rates, the market for non-investment grade securities, general economic conditions and securities analysts’ recommendations, if any, regarding our securities. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price depending on the prevailing interest rates, the market for similar notes, our performance and other factors, many of which are beyond our control. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future and any fluctuation may impact the trading price of the notes. You should be aware that you may be required to bear the financial risk of an investment in the notes for an extended period of time.

USE OF PROCEEDS

We estimate the net proceeds to us from the sale of the notes will be approximately $295.2 million, after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to fund the repurchase of a portion of our outstanding 2026 notes in the tender offer described under “Prospectus Supplement Summary—Recent Developments,” and to redeem a portion of any remaining 2026 notes that are not tendered following the expiration of the tender offer, in each case together with accrued interest and expenses related thereto. The 2026 notes bear interest at a rate of 5.750% per annum and will mature on April 15, 2026. For additional information regarding the 2026 notes and our other indebtedness, see “Description of Other Indebtedness.”

CAPITALIZATION

The following table sets forth our consolidated capitalization as of November 30, 2020, and as adjusted to give effect to (i) the issuance and sale of the notes and (ii) the repurchase of all of the outstanding 2026 notes pursuant to the tender offer or redemption.

This table should be read in conjunction with our unaudited condensed consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q for the quarter ended November 30, 2020, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information.”

	As of November 30, 2020
	Actual	As Adjusted
	(unaudited) (in thousands, except per share data)
Cash and cash equivalents (1)	$465,162	$399,731
Short-term Debt
Current maturities of long-term debt
Poland Term Loan (due 2026)	3,804	3,804
Other (2)	1,837	1,837
Finance Leases	15,060	15,060

Total short-term debt	$20,701	$20,701
Long-term Debt (3)
Revolver (4)	—	—
2027 Notes	300,000	300,000
2026 Notes	350,000	—
2023 Notes	330,000	330,000
Notes offered hereby	—	300,000
Poland Term Loan	36,140	36,140
Poland Credit Facility	—	—
Other (2)	19,492	19,492
Finance Leases	37,421	37,421

Total long-term debt	1,073,053	1,023,053
Total Debt (3)	$1,093,754	$1,043,754
Shareholders’ Equity
Common Stock, par value $0.01 per share, authorized 200,000,000 shares; issued 129,060,664 shares, outstanding 120,068,021 shares	1,290	1,290
Additional paid-in capital	348,816	348,816
Accumulated other comprehensive loss	(111,055)	(111,055)
Retained earnings (5)	1,857,513	1,843,774
Less treasury stock (8,992,643 shares at cost)	(161,877)	(161,877)

Total stockholders’ equity attributable to the Company	1,934,687	1,920,948
Total stockholders’ equity attributable to noncontrolling interests	212	212

Total stockholders’ equity	1,934,899	1,921,160
Total Capitalization	$3,028,653	$2,964,914

(1)

“As adjusted” cash and cash equivalents includes net proceeds from this offering, after underwriters’ discounts and estimated offering expenses, of approximately $295.2 million. Assumes that $350.0 million aggregate principal amount of the 2026 notes are tendered and purchased in the tender offer at an aggregate purchase price of $360.7 million, including after-tax expense of $10.7 million in estimated fees for premium payments to the note holders and costs associated with the early extinguishment of debt. Accrued but unpaid interest was excluded from this calculation. The actual amounts of the 2026 notes tendered and purchased may be less. We anticipate that we will redeem any 2026 notes not purchased in the tender offer in 2021. “As adjusted” cash and cash equivalents does not give effect to regular interest payment obligations to the holders of our indebtedness.
(2)	Other consists of New Markets Tax Credit transactions and Tax Increment Financing (“TIF”). See “Description of Other Indebtedness” for additional information related to these financing arrangements.
(3)	Debt amounts presented without deduction for debt issuance costs.
(4)

We are party to the Credit Agreement with the Revolver that matures on June 23, 2022. See “Description of Other Indebtedness—Fourth Amended and Restated Credit Agreement” for additional information regarding the Credit Agreement.

(5)	“As adjusted” retained earnings includes $13.7 million loss, net of tax (or $17.4 million pre-tax), on extinguishment of the 2026 notes.

DESCRIPTION OF OTHER INDEBTEDNESS

Fourth Amended and Restated Credit Agreement

On June 26, 2014, we and CMC International Finance, S.à r.l., our wholly owned subsidiary, or the foreign borrower, and together with us, the borrowers, entered into the Fourth Amended and Restated Credit Agreement with Bank of America, N.A., as administrative agent, and certain lenders party thereto, as the same has been amended from time to time (the “Credit Agreement”). The Credit Agreement matures on June 23, 2022.

The Credit Agreement provides for (i) the Revolver in U.S. dollars and certain foreign currencies in the maximum principal amount of the U.S. dollar equivalent of $350.0 million, (the “Revolver amount”), (ii) revolving borrowings to the foreign borrower (as a sub-facility of the Revolver amount) in a maximum principal amount of the U.S. dollar equivalent of $50.0 million, (iii) a letter of credit sub-facility in a maximum principal amount of the U.S. dollar equivalent of $50.0 million, (iv) a swing line sub-facility available to us in U.S. dollars in a maximum principal amount of $25.0 million and (v) a swing line sub-facility available to the foreign borrower in U.S. dollars and certain foreign currencies in a maximum principal amount of the U.S. dollar equivalent of $10.0 million. Subject to certain conditions, we may request an increase in the Revolver amount and/or establish a new term loan in aggregate combined amount of $250.0 million. The Credit Agreement previously provided for a term loan facility in a maximum principal amount of the U.S. dollar equivalent of $350.0 million, on which a total of $330.0 million was drawn by us in two tranches and then prepaid in installments beginning in 2019 with the final balance outstanding being repaid in full in 2020.

As of the date of this prospectus supplement, we had no amounts drawn under the Revolver nor any outstanding term loans under the Credit Agreement. The availability under the Revolver was reduced by outstanding stand-by letters of credit totaling $3.0 million at November 30, 2020.

Interest Rate and Fees

Revolving loan borrowings under the Credit Agreement in U.S. dollars or foreign currencies bear interest at a rate equal to (a) LIBOR for the applicable interest period for the relevant currency plus an applicable rate (as defined below) or (b) at our election for revolving loan borrowings in U.S. dollars, the highest of (i) the federal funds effective rate plus 0.50%, (ii) the Bank of America “prime rate”, and (iii) LIBOR plus 1.00%, in each case plus the applicable rate. U.S. swing line loan borrowings under the Credit Agreement bear interest at a rate equal to one-month LIBOR plus the applicable rate. Foreign swing line loan borrowings under the Credit Agreement bear interest at a rate equal to the applicable overnight rate for the relevant currency plus the applicable rate.

“Applicable Rate” shall mean the following percentages, based on our non-credit enhanced, senior unsecured long-term debt rating set forth below:

Debt Ratings S&P/Moody’s/Fitch	Commitment Fee	Eurocurrency Rate Non-Performance Letters of Credit Daily Floating LIBOR Rate	Base Rate	Performance Letters of Credit
≥ BBB / Baa2 / BBB	0.200%	1.000%	0.000%	0.650%
BBB- / Baa3 / BBB-	0.250%	1.250%	0.250%	0.825%
BB+ / Ba1 / BB+	0.300%	1.500%	0.500%	1.000%
BB / Ba2 / BB	0.350%	1.750%	0.750%	1.200%
< BB / Ba2 / BB	0.400%	2.000%	1.000%	1.400%

In addition to paying interest on outstanding principal under the Revolver, the borrowers are required to pay a commitment fee to the lenders in respect of the unutilized commitments under the Revolver at the per annum rate set forth in the table above.

Prepayments

The borrowers may voluntarily repay outstanding loans under the Credit Agreement without premium or penalty; provided that prepayments on all LIBOR loans will be subject to customary “breakage” costs. The borrowers may voluntarily terminate the Revolver, or reduce the commitments under the Revolver, in each case without premium or penalty; provided that such reduced commitments under the Revolver will not be less than the outstanding borrowings under the Revolver or the applicable sub-facility amount.

Maturity

Principal amounts and accrued and unpaid interest outstanding under the Revolver are due and payable on June 23, 2022.

Guarantee and Security

The obligations of the borrowers under the Credit Agreement, including the Revolver, are guaranteed by us and each of our material domestic subsidiaries (as described in the Credit Agreement). Furthermore, the obligations of the foreign borrower under the Credit Agreement are guaranteed by CMCP. The lenders’ lien on the collateral securing the Credit Agreement is subject to collateral addition, release and reinstatement provisions based on the credit ratings of our long term unsecured senior, non-credit enhanced debt. In the event of certain downgrades of such ratings, we and our material domestic subsidiaries may be required to grant the lenders liens on all present and future inventory and certain receivables (and the proceeds thereof), to the extent not already subject to our U.S. trade accounts receivable facility (discussed below).

Interest Coverage Ratio and Debt to Capitalization Ratio

Under the Credit Agreement, we are required to comply with other certain financial and non-financial covenants, including covenants to maintain: (i) an interest coverage ratio (consolidated EBITDA to consolidated interest expense, as each is defined in the Credit Agreement) of not less than 2.50 to 1.00 at any time and (ii) a debt to capitalization ratio (consolidated funded debt to total capitalization, as each is defined in the Credit Agreement) that does not exceed 0.60 to 1.00 at any time.

Certain Covenants and Events of Default

The Credit Agreement contains a number of typical and customary affirmative covenants and negative covenants that, among other things, restrict, subject to certain exceptions, the borrowers’ and their subsidiaries’ ability to:

•	create liens;

•	make certain loans, investments, or acquisitions;

•	incur additional indebtedness;

•	engage in mergers, consolidations or other fundamental changes;

•	sell, transfer or otherwise dispose of assets;

•	change the lines of our business and the business of our subsidiaries;

•	enter into contractual obligations that limit us and our subsidiaries to permit liens and other encumbrances on their assets; and

•	pay dividends and distributions, repurchase capital stock or make certain other restricted payments.

Failure to comply with the covenants under the Credit Agreement may trigger an event of default.

Additionally, the Credit Agreement contains typical and customary events of default, including a change of control.

Receivables Facilities

We have a $200.0 million U.S. trade accounts receivable facility (the “U.S. Facility”), which expires in November 2021. Under the U.S. Facility, we contribute, and certain of our subsidiaries transfer without recourse, certain eligible trade accounts receivable to CMC Receivables, Inc. (“CMCRV”), our wholly-owned subsidiary. CMCRV is structured to be a bankruptcy-remote entity formed for the sole purpose of facilitating transfers of trade accounts receivable generated by the Company. CMCRV transfers the trade accounts receivable in their entirety to two financial institutions. Under the U.S. Facility, with the consent of both CMCRV and the facility’s administrative agent, the amount advanced by the financial institutions can be increased to a maximum of $300.0 million for all trade accounts receivable. The remaining portion of the purchase price of the trade accounts receivable takes the form of subordinated notes from the respective financial institutions. These notes will be satisfied from the ultimate collection of the trade accounts receivable after payment of certain fees and other costs. The U.S. Facility contains certain cross-default provisions whereby a termination event could occur if we defaulted under certain of our credit arrangements. The covenants contained in the receivables purchase agreement work alongside the Credit Agreement. Advances taken under the U.S. Facility incur interest based on LIBOR plus a margin. As of the date of this prospectus supplement, the Company had no advance payments outstanding under the U.S. Facility.

In addition to the U.S. Facility, our subsidiary in Poland, CMCP, transfers trade accounts receivable to financial institutions without recourse (the “Poland Facility”). The Poland Facility has a facility limit of PLN 220.0 million and allows our Polish subsidiaries to obtain an advance of up to 90% of eligible trade accounts receivable transferred under the terms of the arrangement. Advances taken under the Poland Facility incur interest based on the Warsaw Interbank Offer Rate (“WIBOR”) plus a margin. As of the date of this prospectus supplement, the Company had no advance payments outstanding under the Poland Facility.

The transfer of receivables under the U.S. and Poland Facilities do not qualify to be accounted for as sales. Therefore, any advances outstanding under these facilities are recorded as debt on our consolidated balance sheets. However, receivables facility attributed indebtedness does not count towards the debt to capitalization ratio (as each is defined in the Credit Agreement).

Subsidiary Term Loan

In August 2020, we entered into an agreement through our subsidiary, CMCP, which allowed for a delayed draw Term Loan facility (“Poland Term Loan”) with ING Bank Slaski S.A. in the maximum aggregate principal amount of up to PLN 250.0 million, or $66.6 million at November 30, 2020. The proceeds of the Poland Term Loan will be used to finance the third rolling mill in Poland. At November 30, 2020, PLN 150.0 million, or $39.9 million, was outstanding. CMCP is required to make quarterly interest and principal payments on the Poland Term Loan with interest based on the WIBOR plus a margin. The Poland Term Loan has a maturity date of August 2026. Under the Poland Term Loan, CMCP is restricted from making distributions or loans to its affiliates unless it meets a certain net leverage ratio threshold.

Subsidiary Working Capital Facilities

We also have credit facilities in Poland, through our subsidiary CMCP, available to support working capital, short-term cash needs, letters of credit, financial assurance and other trade finance-related matters. At November 30, 2020, CMCP’s credit facilities totaled PLN 275 million, or $73.2 million. These facilities expire in March 2022. As of the date of this prospectus supplement, no amounts were outstanding under these facilities. In 2020, CMCP had $22.4 million borrowings and $22.4 million repayments under its credit facilities. CMCP had no borrowings or repayments under its credit facilities in the three months ended November 30, 2020. The available balance of these credit facilities was reduced by outstanding stand-by letters of credit, guarantees and/or other financial assurance instruments, which totaled $0.8 million as of both November 30, 2020 and August 31, 2020.

Intercreditor Agreement

On June 23, 2017, we entered into an intercreditor agreement with the administrative agent under our accounts receivable facilities and the administrative agent under the Credit Agreement that governs the relationship between such parties and their rights and duties with respect to certain collateral under the accounts receivable facilities and the Credit Agreement.

Existing Senior Notes

Overview

The 2023 notes, 2026 notes and 2027 notes (each as described below) were issued under the indenture dated May 6, 2013 between us and U.S. Bank National Association (as supplemented from time to time, the “Indenture”). As discussed in “Prospectus Supplement Summary—Recent Developments,” concurrently with this offering, we are conducting a tender offer to purchase all of our outstanding 2026 notes. We intend to use the net proceeds from this offering in addition to cash on hand to settle the tender offer and to redeem any remaining 2026 notes that are not tendered following the expiration of the tender offer, in each case together with accrued interest and expenses related thereto.

2023 Notes. On May 20, 2013, we issued and sold $330.0 million aggregate principal amount of the 2023 notes. Proceeds from the offering were used to repurchase a portion of our previously outstanding 5.625% senior notes due 2013, or the 2013 notes, in a cash tender offer, and the remainder of the proceeds were used to redeem the remainder of the 2013 notes outstanding following the tender offer and for general corporate purposes, including acquisitions. As of the date of this prospectus supplement, $330.0 million aggregate principal amount of the 2023 notes are outstanding.

2026 Notes. On May 3, 2018 we issued and sold $350.0 million aggregate principal amount of the 2026 notes. Proceeds from the offering were used to finance certain strategic acquisitions and for general corporate purposes. As of the date of this prospectus supplement, $350.0 million aggregate principal amount of the 2026 notes are outstanding.

2027 Notes. On July 11, 2017, we issued and sold $300.0 million aggregate principal amount of the 2027 notes. Proceeds from the offering were used to repurchase a portion of our previously outstanding 7.350% senior notes due 2018, or the 2018 notes, in a cash tender offer, and the remainder of the proceeds were used to redeem the remainder of the 2018 notes outstanding following the tender offer and for general corporate purposes. As of the date of this prospectus supplement, $300.0 million aggregate principal amount of the 2027 notes are outstanding.

Interest Rate

2023 Notes. Interest on the 2023 notes is payable in cash and accrues at the rate of 4.875% per annum. Interest on the 2023 notes is payable semi-annually in arrears on May 15 and November 15, commencing on November 15, 2013.

2026 Notes. Interest on the 2026 notes is payable in cash and accrues at the rate of 5.750% per annum. Interest on the 2026 notes is payable semi-annually in arrears on April 15 and October 15, commencing on January 15, 2018.

2027 Notes. Interest on the 2027 notes is payable in cash and accrues at the rate of 5.375% per annum. Interest on the 2027 notes is payable semi-annually in arrears on January 15 and July 15, commencing on October 15, 2018.

Ranking and Security

The existing senior notes are senior unsecured obligations and (i) rank senior in right of payment to any existing and future subordinated indebtedness, (ii) rank equally in right of payment with all of our existing and future senior indebtedness, (iii) are effectively junior in right of payment to all existing and future secured indebtedness, including our secured Revolver and (iv) are structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries (other than indebtedness and liabilities owed by subsidiaries to Commercial Metals Company). As of November 30, 2020, as adjusted for (i) this offering and (ii) the anticipated use of proceeds therefrom, including the retirement of all of the 2026 notes through the tender offer or redemption, we would have had $930 million of unsecured senior indebtedness outstanding. In addition, as of November 30, 2020, our subsidiaries had $112 million of indebtedness outstanding and total liabilities of $786 million, excluding net intercompany liabilities of $344 million.

Prepayments and Redemptions

2023 Notes. We may redeem the 2023 notes, in whole or in part, at any time and from time to time, at a price equal to the greater of (i) 100% of the principal amount of the 2023 notes being redeemed and (ii) the sum of the present values, calculated as of the redemption date, of the remaining scheduled payments of principal and interest on the 2023 notes to be redeemed (exclusive of interest accruing on the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current treasury rate plus 50 basis points, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the redemption date. We may redeem the 2023 notes at par plus accrued interest at any date within three months of maturity.

2026 Notes. We may redeem the 2026 notes, in whole or in part, at any time prior to April 15, 2021, at a price equal to 100% of the principal amount of the 2026 notes being redeemed plus the excess, if any, of (x) the present value as of such date of redemption of (i) the call period redemption price of such note at April 15, 2021 plus (ii) all required interest payments due on such note through April 15, 2021 (excluding accrued but unpaid interest to, but not including, the date of redemption), computed using a discount rate equal to the treasury rate as of such date of redemption, plus 50 basis points, over (y) the then outstanding principal of such note, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date. On or after April 15, 2021, we may redeem the 2026 notes, in whole or in part, at redemption prices specified in the supplemental indenture governing the 2026 notes, plus accrued and unpaid interest, if any to, but excluding, the date of redemption.

In addition, prior to April 15, 2021, we may redeem up to 40% of the 2026 notes with the net cash proceeds of certain equity offerings at the redemption price of 105.750% of the principal amount of each note to be redeemed, plus accrued and unpaid interest, if any to, but excluding, the date of redemption.

2027 Notes. We may redeem the 2027 notes, in whole or in part, at any time prior to July 15, 2022, at a price equal to 100% of the principal amount of the 2027 notes being redeemed plus the excess, if any, of (x) the present value as of such date of redemption of (i) the call period redemption price of such note at July 15, 2022 plus (ii) all required interest payments due on such note through July 15, 2022 (excluding accrued but unpaid interest to, but not including, the date of redemption), computed using a discount rate equal to the treasury rate as of such date of redemption, plus 50 basis points, over (y) the then outstanding principal of such note, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date. On or after July 15, 2022, we may redeem the 2027 notes, in whole or in part, at redemption prices specified in the supplemental indenture governing the 2027 notes, plus accrued and unpaid interest, if any to, but excluding, the date of redemption.

In addition, prior to July 15, 2020, we may redeem up to 40% of the 2027 notes with the net cash proceeds of certain equity offerings at the redemption price of 105.375% of the principal amount of each note to be redeemed, plus accrued and unpaid interest, if any to, but excluding, the date of redemption.

No Guarantees

The 2023 notes, 2026 notes and 2027 notes are not guaranteed by our subsidiaries.

Certain Covenants and Events of Default

Subject to several enumerated exceptions, the indenture prohibits us and certain of our subsidiaries from securing any debt or other obligation with any principal property or shares of capital stock of certain of our subsidiaries without providing that our existing senior notes shall be secured equally and ratably with the secured debt or other obligation for so long as the secured debt or other obligation remains secured, except to the extent the amount of the secured debt or other obligation, along with the value of permitted sale and lease-back transactions, does not exceed 10% of our consolidated net tangible assets, as defined in the applicable indenture. The indenture does not directly limit the amount of other unsecured debt that we may incur. The indenture also restricts our ability to enter into sale and lease-back transactions as well as to consolidate, merge or sell all or substantially all of our assets.

The 2023 notes, 2026 notes and 2027 notes have additional covenants, change of control provisions and events of default that are substantially similar to those provided with respect to the notes offered hereby.

New Markets Tax Credit Transactions

During 2016 and 2017, we entered into three New Markets Tax Credit (“NMTC”) transactions with U.S. Bancorp Community Development Corporation, a Minnesota corporation (“USBCDC”). The NMTC transactions relate to the construction and equipping of the micro mill in Durant, Oklahoma, as well as a rebar spooler and automated T-post shop located on the same site.

The transactions qualified through the New Markets Tax Credit program provided for in the Community Renewal Tax Relief Act of 2000 (the “NMTC Program”), as the micro mill, spooler and T-post shop are located in an eligible zone designated by the Internal Revenue Service (“IRS”) and are considered eligible business activities for the NMTC Program. Under the NMTC Program, an investor that makes a capital investment, which, in turn, together with leverage loan sources, is used to make a Qualifying Equity Investment (a “QEI”) in an entity that (i) qualifies as a Community Development Entity (“CDE”), (ii) has applied for and been granted an allocation of a portion of the total federal funds available to fund the credits (an “NMTC Allocation”) and (iii) uses a minimum specified portion of the QEI to make a Qualified Low Income Community Investment up to the maximum amount of the CDE’s NMTC Allocation will be entitled to claim, over a period of seven years, federal nonrefundable tax credits in an amount equal to 39% of the QEI amount. NMTCs are subject to 100% recapture for a period of seven years as provided in the Internal Revenue Code.

In general, the three NMTC transactions were structured similarly. USBCDC made a capital contribution to an investment fund and Commonwealth Acquisition Holdings, Inc., a wholly owned subsidiary of the Company (“Commonwealth”), made a loan to the investment fund. The investment fund used the proceeds from the capital contribution and the loan to make a QEI into a CDE, which, in turn, makes loans of the QEIs to the operating subsidiaries of the Company with terms similar to the loans by Commonwealth.

The following table summarizes the key terms and conditions for each of the three NMTC transactions ($ in millions):

Project	USBCDC Capital Contribution	Commonwealth Loan	Commonwealth Loan Rate / Maturity	Investment Fund(s)	QEI to CDE	CDE Loan
Micro mill	$17.7	$35.3	1.08% / December 24, 2045	USBCDC Investment Fund 156, LLC	$51.5	$50.7
Spooler	6.7	14.0	1.39% / July 26, 2042	Twain Investment Fund 249, LLC	20.0	19.4
T-post shop	5.0	10.4	1.16% / March 23, 2047	Twain Investment Fund 219, LLC Twain Investment Fund 222, LLC	15.0	14.7

By its capital contributions to the investment funds (exclusive of Twain Investment Fund 222) (collectively the “Funds”), USBCDC is entitled to substantially all the benefits derived from the NMTCs. These transactions include a put/call provision whereby we may be obligated or entitled to repurchase USBCDC’s interest in the Funds at the end of a seven-year period, in the case of the USBCDC Investment Fund 156, LLC and Twain Investment Fund 249, LLC or an eight-year period, in the case of Twain Investment Fund 219, LLC (each of such periods, an “Exercise Period”). We believe that USBCDC will exercise the put options following the end of the respective Exercise Periods. The value attributed to the put/call is immaterial. We are required to follow various regulations and contractual provisions that apply to the NMTC transactions. Non-compliance with applicable requirements could result in unrealized projected tax benefits and, therefore, could require us to indemnify USBCDC for any loss or recapture of NMTCs related to the financing until our obligation to deliver tax benefits is relieved. We do not anticipate any credit recaptures will be required in connection with these transactions.

We have determined that the Funds are VIEs, of which we are the primary beneficiary and have consolidated them in accordance with ASC Topic 810, Consolidation. USBCDC’s contributions are included in other noncurrent liabilities in our consolidated balance sheets. Direct costs incurred in structuring the transactions were deferred and are recognized as expense over each Exercise Period. Incremental costs to maintain the structures during the compliance periods are recognized as incurred.

We have determined that Twain Investment Fund 222 is a VIE, of which we are not the primary beneficiary and have therefore treated the QEI of $2.1 million as debt. The obligation represents our maximum exposure to loss and is included in long-term debt in our consolidated balance sheets.

TIF Financing

As an incentive for building our micro mill in Durant, Oklahoma, we entered into an economic development agreement with the city of Durant, Oklahoma, the Durant Industrial Authority, the Durant Tax Increment Finance Authority and the Durant City Utilities Authority. Pursuant to the agreement, we received approximately $23.3 million in cash from the city of Durant, Oklahoma in July 2017 as part of a tax increment financing, which represents the present value of the estimated aggregate property taxes that we would be required to pay over the fourteen year period of 2017 through 2030 with respect to the new micro mill. We are obligated to make annual minimum payments under the agreement over such fourteen year period, and the total amount of payments required is $30.6 million. We may prepay this amount at any time without penalty. We are also obligated under the agreement to, among other things, submit an annual report detailing the property tax payments made by us by April 30 each year. We are reporting the amount of this financing as long-term indebtedness in our consolidated financial statements.

DESCRIPTION OF THE NOTES

We will issue the notes under the indenture, between us and U.S. Bank National Association, as trustee, as supplemented by a fourth supplemental indenture, to be dated as of February 2, 2021, between us and U.S. Bank National Association (in this section, we refer to the original indenture and the fourth supplemental indentures collectively as the “indenture”).

The terms of the notes include those stated in the indenture and, solely in the event the indenture has been qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), those required to be made part of the indenture by the Trust Indenture Act.

The following is a description of certain terms of the notes and the indenture. It is only a summary of the material provisions of the notes and the indenture, though, and we urge you to read the indenture because it, not this description, defines your rights as noteholders. You may request a copy of the indenture at our address set forth under the heading “Available Information.” Capitalized terms not otherwise defined herein shall have the respective meanings given to them in the indenture. In this description, the words “Company,” “we,” “us” and “our” refer only to Commercial Metals Company and not to any of its subsidiaries.

Title of Notes

3.875% notes due 2031.

Principal Amount of Notes

The notes will be issued in an initial aggregate principal amount of $300.0 million. We will issue the notes only in book-entry form, in denominations of $2,000 and integral multiples of $1,000, through the facilities of DTC, and sales in book-entry form may be effected only through a participating member of DTC. See “—Book- Entry System” below. We may from time to time, without notice to or the consent of the noteholders, increase the aggregate principal amount of the notes by creating and issuing further notes under the indenture on the same terms and conditions as the notes being offered hereby, except for issue date, issue price, preissuance accrued interest and, in some cases, First Interest Payment Date (as defined below). Any further notes will be consolidated and form a single series with the notes and will have the same terms as to status, redemption or otherwise as the notes. If any additional notes are not fungible with the notes offered hereby for United States federal tax purposes, the additional notes will have a separate CUSIP number and may be treated as a separate class for the purposes of transfer and exchange. Any further notes will be issued by or pursuant to a resolution of our Board of Directors, in an officers’ certificate or a supplement to the indenture.

Maturity of Notes

The notes will mature on February 15, 2031.

Interest Rate on Notes

The interest rate on the notes will be 3.875% per annum, computed on the basis of a 360-day year consisting of twelve 30-day months.

Date Interest Begins to Accrue on Notes

Interest will begin to accrue on the notes on February 2, 2021.

Interest Payment Dates

We will pay interest on the notes semi-annually on each of February 15 and August 15 (each, an “interest payment date”).

Interest payable on each interest payment date will include interest accrued from and including February 2, 2021, or from and including the most recent interest payment date to which interest has been paid or duly provided for, to but excluding the applicable interest payment date.

The notes will not be entitled to the benefit of any sinking fund or other mandatory redemption obligation prior to maturity.

First Interest Payment Date

The first interest payment date (“First Interest Payment Date”) for the notes will be August 15, 2021.

Regular Record Dates for Interest

We will pay interest payable on any interest payment date to the person in whose name a note, or any predecessor note, is registered at the close of business on February 1 or August 1, as the case may be, next preceding such interest payment date.

Paying Agent

The Trustee will initially be the securities registrar and paying agent and will act as such at its offices in Dallas, Texas. We may at any time designate additional paying agents or rescind the designations or approve a change in the offices where they act.

Ranking

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness, including the 2023 notes, 2026 notes and 2027 notes. The notes will rank junior to any of our secured debt, including borrowings under our Revolver, to the extent of the collateral securing such debt. As of November 30, 2020, as adjusted for (i) this offering and (ii) the anticipated use of proceeds therefrom, including the retirement of all of the 2026 notes through the tender offer or redemption, we would have had $930 million of senior indebtedness outstanding, none of which would have been secured.

As of the issue date, none of our subsidiaries will be providing guarantees of the notes. As a result, the notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries, including trade payables. As of November 30, 2020, our subsidiaries had $112 million of indebtedness outstanding and total liabilities of $786 million, excluding net intercompany liabilities of $344 million.

Optional Redemption

At any time prior to February 15, 2026, the notes may be redeemed in whole or in part, at our option, at a redemption price equal to 100.0% of the principal amount thereof (the “No Call Redemption Price”) plus the Applicable Premium as of, and accrued and unpaid interest, if any, to but not including the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the redemption date).

On or after February 15, 2026, we will have the right to redeem the notes, subject to the satisfaction of any conditions as described in the redemption notice, in whole or in part at our option at any time or from time to time, at the applicable redemption price set forth below (each such applicable redemption price being the “Call Period Redemption Price”). The notes will be so redeemable at the following Call Period Redemption Prices (expressed as a percentage of the principal amount of the notes), plus accrued and unpaid interest thereon, if any, to, but not including, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the redemption date), if redeemed during the 12-month period commencing on February 15 of the years set forth below:

Date	Percentage
2026	101.938%
2027	101.292%
2028	100.646%
2029 and thereafter	100.000%

In addition, at any time prior to February 15, 2024, we may, at our option, on one or more occasions, redeem up to 40% of the aggregate principal amount of the notes outstanding at a redemption price equal to 103.875% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the relevant redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the redemption date), with the net cash proceeds of one or more Equity Offerings; provided that (1) notes in an aggregate principal amount equal to at least 60% of the aggregate principal amount of notes issued under the indenture (excluding notes held by us or our subsidiaries) remain outstanding immediately after the occurrence of such redemption, and (2) such redemption occurs within 90 days of the date of the closing of such Equity Offering.

“Applicable Premium” means, with respect to a note on any date of redemption, as determined by us, the excess, if any, of (x) the present value as of such date of redemption of (i) the Call Period Redemption Price of such note at February 15, 2026 plus (ii) all required interest payments due on such note through February 15, 2026 (excluding accrued but unpaid interest to, but not including, the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption, plus 50 basis points, over (y) the then outstanding principal of such note.

“Capital Stock” of a Person means all equity interests in such Person, including any common stock, preferred stock, limited liability or partnership interests (whether general or limited), and all warrants or options with respect to, or other rights to purchase, the foregoing, but excluding indebtedness convertible into equity.

“Disqualified Stock” means, with respect to any person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the notes or the date the notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of our employees or our subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by us or our subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Equity Offering” means any public offering or private placement for cash after the date the notes offered hereby are issued of Capital Stock (other than Disqualified Stock) by us.

“Treasury Rate” means as of any date of redemption of notes the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the date notice or redemption is given (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to February 15, 2026; provided, however, that if the period from the date notice of redemption is given to February 15, 2026 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to February 15, 2026 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

Notice of redemption will be mailed at least 10 days but not more than 60 days before the redemption date to each holder of record of the notes to be redeemed at its registered address, except that redemption notices may be sent more than 60 days prior to a redemption date if such notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the supplemental indenture governing the notes. The notice of redemption for the notes will state, among other things, the amount of notes to be redeemed, the redemption date, the manner of calculation of the applicable redemption price and the place or places that payment will be made upon presentation and surrender of notes to be redeemed. Unless we default in the payment of the applicable redemption price, interest will cease to accrue on any notes that have been called for redemption at the applicable redemption date. Notices of redemption may, at our discretion, be subject to the satisfaction of one or more conditions precedent. If such redemption is subject to the satisfaction of one or more conditions precedent, the notice of redemption shall describe each such condition and, if applicable, shall state that in our discretion the redemption date may be delayed until such time as any or all of such conditions shall be satisfied or that such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date as stated in such notice, or by the redemption date so delayed.

Change of Control Offer

If a Change of Control Triggering Event (as defined below) occurs, unless we have exercised our option to redeem the notes as described above, we will be required to make an offer (the “Change of Control Offer”) to each holder of the notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes on the terms set forth in the notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed to holders of the notes describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”). The notice will, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

(a)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(b)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(c)

deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default (as defined below) under the indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For purposes of the Change of Control Offer provisions of the notes, the following terms will be applicable: “Change of Control” means the occurrence of any of the following:

(1)

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

(2)

the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more Persons (as defined below) (other than us or one of our subsidiaries); or

(3)	the first day on which a majority of the members of our Board of Directors are not Continuing Directors.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a direct or indirect wholly owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who was (1) a member of such Board of Directors on the date the notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

“Fitch” means Fitch Ratings Ltd. and its successors.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, a rating of Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of the agencies listed in subclause (1) cease to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for any one or more of Fitch, Moody’s or S&P, or all of them, as the case may be.

“Rating Event” means the rating on the notes is lowered by at least two of the Rating Agencies and the notes are rated below an Investment Grade Rating by at least two of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control and (2) public notice of the occurrence of a Change of Control or our intention to effect a Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at our or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and it successors.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Covenants

Limitation on Liens

The Company shall not, and shall not permit any Principal Subsidiary to, incur or suffer to exist any Lien upon any Principal Property, or upon any shares of stock of any Principal Subsidiary, whether such Principal Property or shares were owned as of the Issue Date or thereafter acquired, to secure any Debt without making, or causing such Principal Subsidiary to make, effective provision for securing the notes issued under the indenture (and no other indebtedness of the Company or any Principal Subsidiary except, if the Company shall so determine, any other indebtedness of the Company which is not subordinate in right of payment to the notes or of such Principal Subsidiary) (x) equally and ratably with such Debt as to such Principal Property or shares for as long as such Debt shall be so secured unless (y) such Debt is Debt of the Company which is subordinate in right of payment to the notes, in which case senior in priority to such Debt as to such Principal Property or shares for as long as such Debt shall be so secured.

The foregoing restrictions will not apply to Liens existing at the Issue Date or to the following:

(a) Liens securing only the notes;

(b) Liens in favor of only the Company;

(c) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Principal Subsidiary but only to the extent such Liens cover such property;

(d) Liens on property existing immediately prior to the time of acquisition or leasing thereof and not in anticipation of the financing of such acquisition or leasing;

(e) Any Lien upon a Principal Property (including any property that becomes a Principal Property after acquisition thereof) to secure Debt incurred for the purpose of financing all or any part of the purchase price or the cost of acquisition, development, construction or improvement of the property subject to such Lien; provided, however, that (A) the principal amount of any Debt secured by such Lien (1) does not exceed 100% of such purchase price or cost and (2) is incurred not later than twelve months after such purchase or the completion of such development, construction or improvement, whichever is later, and (B) such Lien does not extend to or cover any other property other than such item of property and any improvements on such item;

(f) Any Liens on property of a Person existing at the time such Person becomes a Principal Subsidiary; provided that such Liens were not created or incurred in contemplation of such Person becoming a Principal Subsidiary and do not extend to any assets other than those of the Person that becomes a Principal Subsidiary;

(g) Liens to secure Debt incurred to extend, renew, refinance or refund Debt secured by any Lien referred to in the foregoing clauses (a) to (f) or any Lien existing at the Issue Date, in each case, as long as such Lien does not extend to any other property and the original amount of the Debt so secured is not increased;

(h) any Lien securing Debt owing by the Company to a wholly owned Principal Subsidiary of the Company (provided that such Debt is at all times held by a Person which is a wholly owned Principal Subsidiary of the Company); provided, however, that for purposes of this covenant and the covenant described in “Limitation on Sale and Leaseback Transactions”, upon either (A) the transfer or other disposition of Debt secured by a Lien so permitted to a Person other than the Company or another wholly owned Principal Subsidiary of the Company or (B) the issuance, sale, lease, transfer or other disposition of shares of capital stock of any such wholly owned Principal Subsidiary to a Person other than the Company or another wholly owned Principal Subsidiary of the Company, the provisions of this clause (h) shall no longer be applicable to such Lien and such Lien shall be subject (if otherwise subject) to the requirements of this covenant without regard to this clause (h);

(i) Liens imposed by law for taxes, assessments or charges of any governmental authority for claims which are not overdue for a period of more than 60 days, or to the extent that such Lien is being contested in good faith by appropriate actions and adequate reserves in accordance with generally acceptable accounting principles are being maintained therefor;

(j) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law or created in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith by appropriate actions;

(k) Liens created by or resulting from any litigation or other proceeding that is being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against the Company or its Subsidiaries with respect to which the Company or its Subsidiaries are in good faith prosecuting an appeal or proceedings for review or for which the time to make an appeal has not yet expired, and Liens relating to final unappealable judgment liens which are satisfied within 60 days of the date of judgment or Liens incurred by the Company or any of its Subsidiaries for the purpose of obtaining a stay or discharge in the course of any litigation or proceeding to which the Company or any of its Subsidiaries is a party;

(l) easements, rights-of-way, zoning or any other restrictions, encroachments, protrusions and other similar encumbrances on real property which in the aggregate do not materially detract from the value of such property or materially interfere with the ordinary conduct of the Company’s businesses or the Subsidiaries’ businesses, taken as a whole; and

(m) Liens to secure (or to secure letters of credit, bankers’ acceptances or bank guarantees in connection with) the performance of statutory obligations (including obligations under workers’ compensation, unemployment insurance or similar legislation), surety or appeal bonds, customs bonds, performance bonds, leases, bids, agreements or other obligations of a like nature, in each case incurred in the ordinary course of business.

In addition to the foregoing, the Company and its Principal Subsidiaries may incur and suffer to exist a Lien to secure any Debt or enter into a Sale and Leaseback Transaction without equally and ratably securing the notes if, at the time of the creation of such Lien or upon the entry of such Sale and Leaseback Transaction, the aggregate amount of the Debt secured by such Lien or the applicable amount of the Sale and Leaseback Transaction, as applicable, together with the outstanding amount of all Debt secured by other Liens and all Sale and Leaseback Transactions incurred pursuant to this provision, does not exceed an amount equal to 15% of the

Company’s Consolidated Net Tangible Assets (determined as of the most recently ended fiscal quarter for which financial statements are available and on a pro forma basis to give effect to any acquisition or disposition of assets made after such date and on or prior to the date of determination).

“Attributable Debt” means the present value (discounted at the per annum rate of interest publicly announced by Bank of America, N.A. as its “Reference Rate” or “Prime Rate” on the date of any calculation under the indenture, provided, that if Bank of America, N.A is no longer announcing a Reference Rate or Prime Rate, the per annum rate of interest shall be the Prime Rate most recently published in The Wall Street Journal, in either case, compounded monthly), of the obligations for rental payments required to be paid during the remaining term of any lease of more than 12 months under which any Person is at the time liable.

“Capital Expenditures” means, for any period, any expenditures of the Company or its Subsidiaries (whether payable in cash, assets or other property or accrued as a liability (but without duplication)) during such period that, in conformity with GAAP consistently applied, are required to be included in fixed asset accounts as reflected in the consolidated balance sheets of the Company or its Subsidiaries.

“Capital Lease Obligation” of any Person means the obligation to pay rent or other payment amounts under a lease of (or other indebtedness arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with GAAP. The stated maturity of such obligation, as of any date (hereinafter referred to as the measurement date), shall be the date of the last payment of rent or any other amount due under such lease prior to the first date after the measurement date upon which such lease may be terminated by the lessee, at its sole option, without payment of a penalty.

“Consolidated Net Tangible Assets” means, as of any date of determination, the net book value of all assets of the Company and its Consolidated Subsidiaries, excluding any amounts carried as assets for shares of capital stock held in treasury, debt discount and expense, goodwill, patents, trademarks and other intangible assets, less all liabilities of the Company and its Consolidated Subsidiaries (except Funded Debt, minority interests in Consolidated Subsidiaries, deferred taxes and general contingency reserves of the Company and its Consolidated Subsidiaries), which in each case would be included on a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the date of determination, all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Subsidiaries” of any Person means all other Persons that would be accounted for as consolidated Persons in such Person’s financial statements in accordance with GAAP.

“Debt” means, without duplication, with respect to any Person, the following:

(a) every obligation of such Person for money borrowed;

(b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person; and

(d) every obligation of the type referred to in clauses (a) through (c) of another Person the payment of which such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise (but only, in the case of this clause (d), to the extent such Person has guaranteed or is responsible or liable for such obligations).

“Funded Debt” means the following:

(a) all Debt of the Company and each Principal Subsidiary of the Company maturing on, or renewable or extendable at the option of the obligor to, a date more than one year from the date of the determination thereof;

(b) Capital Lease Obligations payable on a date more than one year from the date of the determination thereof;

(c) guarantees, direct or indirect, and other contingent obligations of the Company and each Principal Subsidiary of the Company in respect of, or to purchase or otherwise acquire or be responsible or liable for (through the investment of funds or otherwise), any obligations of the type described in the foregoing clauses (a) or (b) of others (but not including contingent liabilities on customers’ receivables sold with recourse); and

(d) amendments, renewals, extensions and refundings of any obligations of the type described in the foregoing clauses (a), (b) or (c).

“Lien” means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, encumbrance, or other security arrangement of any kind or nature whatsoever on or with respect to such property or assets, including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing.

“Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Principal Property” means (i) any facility, together with the land on which it is erected and fixtures comprising a part thereof, used primarily for manufacturing, processing, research, warehousing or distribution, owned or leased by the Company or a Subsidiary of the Company and having a net book value in excess of 3% of Consolidated Net Tangible Assets, other than any such facility or portion thereof which is a pollution control facility financed by state or local government obligations or is not of material importance to the total business conducted or assets owned by the Company and its Subsidiaries as an entirety, or (ii) any assets or properties acquired with Net Available Proceeds (defined below) from a Sale and Leaseback Transaction that are irrevocably designated by the Company as a Principal Property, which designation shall be made in writing to the Trustee.

“Principal Subsidiary” means any Subsidiary of the Company that owns or leases a Principal Property or owns or controls stock which under ordinary circumstances has the voting power to elect a majority of the Board of Directors of a Principal Subsidiary.

“Sale and Leaseback Transaction” of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any Principal Property that within 12 months of the start of such lease and after the Reference Date, has been or is being sold, conveyed, transferred or otherwise disposed of by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property. The term of such arrangement, as of any date (hereinafter referred to as the measurement date), shall end on the date of the last payment of rent or any other amount due under each arrangement on or prior to the first date after the measurement date on which such arrangement may be terminated by the lessee, at its sole option, without payment of a penalty. “Sale Transaction” means any such sale, conveyance, transfer or other disposition. The “Reference Date” means, for any property that becomes a Principal Property, the last day of the sixth month after the date of the acquisition, completion of construction and commencement of operation of such property.

“Subsidiary” means any corporation of which the Company directly or indirectly owns or controls stock which under ordinary circumstances, not dependent upon the happening of a contingency, has the voting power to elect a majority of the board of directors of such corporation.

Limitation on Sale and Leaseback Transactions

The Company shall not, and shall not permit any Principal Subsidiary of the Company to, enter into any Sale and Leaseback Transaction (except for a period not exceeding 36 months) unless:

(a) the Company or such Principal Subsidiary would be entitled to enter into such Sale and Leaseback Transaction pursuant to the provisions of the covenant described in “Limitation on Liens” without equally and ratably securing the notes, or the lease is with the Company or another Principal Subsidiary; or

(b) the Company or such Principal Subsidiary applies or commits to apply, within 270 days before or after the Sale Transaction pursuant to such Sale and Leaseback Transaction, an amount equal to the Net Available Proceeds therefrom to any combination of the following: (i) the repayment of Funded Debt, (ii) the purchase of other property which will constitute Principal Property that has an aggregate value of at least the consideration paid therefor or (iii) Capital Expenditures with respect to any Principal Property; provided that the amount to be applied or committed to the repayment of such Funded Debt shall be reduced by (A) the principal amount of any notes delivered within six months before or after such Sale Transaction to the Trustee for retirement and cancellation, and (B) the principal amount of such Funded Debt as is voluntarily retired by the Company within twelve months before or after such Sale Transaction (it being understood that no amount so applied or committed and no notes so delivered or indebtedness so retired may be counted more than once for such purpose); provided, further, that no repayment or retirement referred to in this clause (b) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

“Net Available Proceeds” from any Sale Transaction by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of indebtedness or obligations relating to the properties or assets that are the subject of such Sale Transaction or received in any other noncash form) therefrom by such Person, net of the following:

(a) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Sale Transaction;

(b) all payments made by such Person or its Principal Subsidiaries on any indebtedness which is secured in whole or in part by any such properties and assets in accordance with the terms of any Lien upon or with respect to any such properties and assets or which must, by the terms of such Lien or in order to obtain a necessary consent to such Sale Transaction or by applicable law, be repaid out of the proceeds from such Sale Transaction; and

(c) all distributions and other payments made to minority interest holders in Principal Subsidiaries of such Person or joint ventures as a result of such Sale Transaction.

Reports by the Company

The Company shall deliver to the Trustee within 15 days after the same is required to be filed with the SEC, copies of the quarterly and annual reports and of the information, documents and other reports, if any, that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Any quarterly or annual report or other information, document or other report that the Company files with the SEC pursuant to Section 13 or 15(d) of the Exchange Act on the SEC’s EDGAR system (or any successor thereto) or any other publicly available database maintained by the SEC shall be deemed to constitute delivery of such filing to the Trustee.

Limitations on Merger and Sale of Assets

The Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and the Company shall not permit any Person to consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless:

(a) in case the Company shall consolidate with or merge into another Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety (for purposes of this covenant, a “Successor Company”) shall be a corporation, partnership or trust, shall be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume, by an indenture supplemental to the indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of and interest on all the notes and the performance or observance of every covenant of the indenture on the part of the Company to be performed or observed;

(b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or a Principal Subsidiary of the Company as a result of such transaction as having been incurred by the Company or such Principal Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing;

(c) if, as a result of any such consolidation or merger of such conveyance, transfer or lease, properties or assets of the Company or any Principal Subsidiary of the Company would become subject to a Lien which would not be permitted by the indenture, the Company or if applicable the Successor Company, as the case may be, shall take such steps as shall be necessary effectively to secure the notes equally and ratably with (or prior to) all Debt secured by such Lien; and

(d) the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with this covenant and that all conditions precedent provided for relating to such transaction have been complied with.

Events of Default

Unless we inform you otherwise in a prospectus supplement, each of the following is an event of default (an “Event of Default”) for the notes (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

•	default in the payment of any interest upon the notes when they becomes due and payable, and continuance of such default for a period of 30 days;

•	default in the payment of the principal of (or premium, if any) on the notes at maturity;

•	default in the deposit of any sinking fund payment, when and as due by the terms of the notes;

•

default in the performance, or breach, of any covenant or warranty of the Company in the indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere herein specifically dealt with), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in principal amount of the outstanding notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default”;

•

a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or any Principal Subsidiary of the Company having an aggregate principal amount outstanding in excess of an amount equal to 3% of Consolidated Net Tangible Assets or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any Principal Subsidiary of the Company having an aggregate principal amount outstanding in excess of an amount equal to 3% of Consolidated Net Tangible Assets, whether such indebtedness existed on the Issue Date or was thereafter created, which default shall constitute a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto (which grace period, if such portion of the principal is less than an amount equal to 1% of Consolidated Net Tangible Assets in the aggregate, shall be deemed to be no less than 5 days) or shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in principal amount of the outstanding notes a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default”;

•	certain events of bankruptcy, insolvency or reorganization; or

•	any other Event of Default provided with respect to the notes.

If an Event of Default with respect to the notes at the time outstanding occurs and is continuing, then in every such case the Trustee or the holders of not less than 25% in principal amount of the notes may, by a notice in writing to us, and to the Trustee if given by such holders, declare to be due and payable immediately the principal amount of the notes. However, at any time after such a declaration of acceleration of the notes has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in the principal amount the notes outstanding may, subject to certain conditions, rescind and annul such acceleration. For information as to waiver of defaults, see “Modification and Waiver” herein.

In case an Event of Default under the indenture occurs and is continuing, then, subject to the provisions of the indenture, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the notes, unless such holders shall have offered to the Trustee reasonable security or indemnity. The holders of a majority in aggregate outstanding principal amount of the notes outstanding shall have the right, subject to such provisions for indemnification of the Trustee, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the indenture or exercising any trust or power conferred on the Trustee with respect to the notes. However, the Trustee may refuse to follow any direction that conflicts with law or this indenture or that the Trustee determines in good faith may be unduly prejudicial to the rights of holders of the affected notes not joining in the giving of such direction and the Trustee may take any other action it deems proper that is not inconsistent with any such direction received from holders of such notes.

No holder of the notes will have any right to institute any proceeding with respect to the indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such holder of notes shall have previously given to the Trustee written notice of a continuing Event of Default with respect to the notes and unless the holders of at least 25% in aggregate principal amount the notes outstanding shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount the notes outstanding a direction inconsistent with such request and the Trustee shall have failed to institute such proceeding within 60 days.

However, such limitations do not apply to a suit instituted by a holder of notes for enforcement of payment of the principal of, and premium, if any, and any interest on the notes on or after the respective due dates expressed in the notes.

We will be required to furnish to the Trustee annually a statement as to whether we are in default in the performance and observance of any of the terms, provisions and conditions of the indenture. The indenture provides that the Trustee may withhold notice to the holders of the notes of any default, except in payment of principal, any premium or interest, if it considers it in the interest of such holders to do so; provided, however, that in the case of any default of the character specified in paragraph (d) above, no such notice to holders will be given until at least 30 days after the occurrence of the default.

Modification and Waiver

Together with the Trustee, we may modify the indenture without the consent of the holders of the notes for limited purposes, including but not limited to adding to our covenants or Events of Default, securing the notes, appointing a substitute trustee, curing ambiguities, defects or inconsistencies, maintaining the qualification of the indenture under the Trust Indenture Act (in the event the indenture is to be or has been qualified under the Trust Indenture Act), providing for the assumption by a successor to the Company of its obligations under the indenture and making other changes that do not adversely affect the rights of the holders of the notes in any material respect. In addition, we and the Trustee may make modifications and amendments to the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the notes outstanding affected by such modification; provided, however, that no such modification or amendment may, without the consent of the holder of each such outstanding debt security affected thereby, (1) extend the stated maturity of the principal of, or any installment of principal or interest on any debt security, (2) reduce the principal amount of or the rate of interest or the premium, if any, on any debt security, (3) change the place or currency of payment of principal of or interest or the premium, if any, on any debt security, (4) impair the right to institute suit for the enforcement of any payment with respect to the notes on or after the stated maturity thereof, (5) reduce the percentage in principal amount of outstanding notes the consent of whose holders is required for any such modification, or (6) reduce the percentage of outstanding notes the consent of whose holders is required for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults thereunder.

We may set any day as the record date for the purpose of determining the holders of the notes entitled to give or take any request, demand, authorization, direction, notice, consent, waiver or other action, or vote on any action, authorized or permitted to be given by holders of the notes by the indenture.

The holders of a majority in aggregate principal amount of notes outstanding may on behalf of the holders of all such notes waive, insofar as such notes are concerned, compliance by the Company with the covenants limiting Liens and Sale and Leaseback Transactions contained in the indenture. The holders of a majority in aggregate principal amount of notes outstanding may on behalf of the holders of all notes waive any past default under the indenture except a default in the payment of the principal of, or premium, if any, or any interest on the notes or in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

For purposes of the indenture, the notes outstanding will be deemed to exclude those held by persons that control, are controlled by or are under direct or indirect common control with the Company, provided that any person who does not own, directly or indirectly, more than 5% of the outstanding voting securities of the Company will not be deemed to control the Company.

Defeasance

Discharge. The indenture provides that the Company may be discharged from all of its obligations under the indenture (except as otherwise provided in the indenture) when (1) either (i) all notes authenticated and delivered have been delivered to the Trustee for cancellation, or (ii) all notes not delivered to the Trustee for cancellation have become due and payable, or will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company, in each case, has deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount in U.S.

dollars or U.S. Government Obligations maturing as to principal and interest in such amounts and at such time as will insure (without consideration of any reinvestment of interest) the availability of cash, or a combination thereof, in amounts that will be sufficient to pay and discharge the entire indebtedness on those notes not delivered to the Trustee for cancellation, for principal and any premium and accrued interest to the date of such deposit (in the case of notes which have become due and payable) or to the stated maturity date or redemption date, as the case may be; (2) the Company has paid or caused to be paid all other sums payable by the Company under the indenture; and (3) the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the satisfaction and discharge of the indenture have been complied with.

Legal Defeasance. The indenture provides that the Company may elect to deposit or cause to be deposited with the Trustee as trust funds in trust, for the benefit of the holders of outstanding notes, money and/or U.S. Government Obligations sufficient to pay and discharge the principal of, and premium, if any, and any interest on and any mandatory sinking fund payments or analogous payments in respect of the notes on the stated maturity of such payments in accordance with the terms of the indenture and the notes, and thereby be discharged from its obligations with respect to the outstanding notes (hereinafter called “Defeasance”) on and after the date that, among other things, the Company provides to the Trustee an opinion of counsel to the effect that (1) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (2) there has been a change in the applicable federal income tax law, in each case to the effect that the holders of the notes will not recognize gain or loss for federal income tax purposes as a result of the deposit, Defeasance and discharge to be effected with respect to the notes and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, Defeasance and discharge were not to occur. For this purpose, such Defeasance means that the Company will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes and to have satisfied all its other obligations under the notes and the indenture insofar as the notes are concerned, except for certain continuing administrative responsibilities. In the event of any such Defeasance, holders of the notes would be able to look only to such trust for payment of principal of, and premium, if any, and any interest on and any mandatory sinking fund payments in respect of the notes.

Covenant Defeasance. The indenture provides that the Company may elect to deposit or cause to be deposited with the Trustee as trust funds in trust, for the benefit of the holders of outstanding notes, money and/or U.S. Government Obligations sufficient to pay and discharge the principal, and premium, if any, of and any interest on and any mandatory sinking fund payments or analogous payments in respect of the notes on the stated maturity of such payments in accordance with the terms of the indenture and the notes, and thereby (1) be released from its obligations with respect to the notes under certain covenants in the indenture, including the covenants relating to limitation on Liens, limitation on Sale and Leaseback Transactions and mergers and sales of assets and (2) have the occurrence of certain defaults in performance, or breach, of covenants under the indenture and defaults under other obligations of the Company not be deemed to be or result in an Event of Default, in each case with respect to the outstanding notes (hereinafter called Covenant Defeasance), on and after the date that, among other things, the Company provides to the Trustee an opinion of counsel that the holders of outstanding notes will not recognize gain or loss for federal income tax purposes as a result of the deposit and Covenant Defeasance to be effected with respect to the notes and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and Covenant Defeasance were not to occur. For this purpose, such Covenant Defeasance means that the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such specified indenture provision, whether directly or indirectly by reason of any reference elsewhere in the indenture to any such provision or by reason of any reference in any such provision to any other provision of the indenture or in any other document, but the remainder of the indenture and the notes shall be unaffected thereby. The obligations of the Company under the indenture and the notes other than with respect to the covenants referred to above and the Events of Default other than the Events of Default referred to above shall remain in full force and effect.

The term “U.S. Government Obligations” means securities which are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

Book-Entry System

The notes will be evidenced by global securities, which will be deposited on behalf of DTC and registered in the name of a nominee of DTC. Except as set forth below, the record ownership of the global securities may be transferred, in whole or in part, only to DTC, another nominee of DTC or to a successor of DTC or its nominee.

Except under circumstances described below, the notes will not be issued in definitive form. See “—Certificated Securities” below. Upon the issuance of a global security, DTC will credit on its book-entry registration and transfer system the accounts of persons acquiring the notes with the respective principal amounts of the notes represented by the global security. Ownership of beneficial interests in a global security will be limited to persons that have accounts with DTC or its nominee, or participants, or persons that may hold interests through participants. Owners of beneficial interests in the notes represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security. DTC will have no knowledge of the actual beneficial owners of the global securities; DTC’s records reflect only the identity of the participants to whose accounts such global securities are credited, which may or may not be the beneficial owners of the global securities. The participants will remain responsible for keeping account of their holdings on behalf of their customers. Conveyance of notices and other communications by DTC to participants and by participants to the beneficial owners of the global securities will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in immediately available funds.

So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by that global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have notes represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders thereof under the indenture. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Beneficial owners will not be holders and will not be entitled to any rights provided to the noteholders under the global securities or the indenture. Principal payments, premium payments, if any, interest payments and liquidated damage payments, if any, on notes registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant global security. None of us, the Trustee or the registrar for the notes will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests. Neither we nor the Trustee would be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes. Beneficial owners of notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to notes, such as redemptions, tenders, defaults, and proposed amendments to the security documents. For example, beneficial owners of notes may wish to ascertain that the nominee holding the notes for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Payments of principal, premium, if any, and interest to DTC will be the responsibility of us or the Trustee. The disbursement of such payments to participants shall be the responsibility of DTC. We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest, if any, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants and not DTC, us or the Trustee, subject to any statutory or regulatory requirements as may be in effect from time to time.

If we redeem less than all of the global security, we have been advised that it is DTC’s practice to determine by lot the amount of the interest of each participant in the global security to be redeemed.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the Financial Industry Regulatory Authority, Inc.

DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers, dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depositary. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind, and we take no responsibility for the accuracy or completeness of such information.

Certificated Securities

If DTC is at any time unwilling or unable to continue as a depositary or if an Event of Default shall have occurred and be continuing under the indenture, we will issue notes in definitive form in exchange for the entire global security for the notes. In addition, we may at any time and in our sole discretion determine not to have the notes represented by a global security and, in such event, will issue notes in definitive form in exchange for the entire global security relating to such notes. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of notes represented by such global security equal in principal amount to such beneficial interest and to have such notes registered in its name. Notes so issued in definitive form will be issued as registered notes in denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof, unless otherwise specified by us. The holder of a certificated note may transfer such note by surrendering it at (1) the office or agency maintained by us for such purpose in the Borough of Manhattan, The City of New York, which initially will be the office of the Trustee maintained for such purpose or (2) the office of any transfer agent we appoint.

Same-Day Settlement and Payment

Settlement for the notes will be made in immediately available or same-day funds. So long as the notes are represented by the global securities, we will make all payments of principal and interest in immediately available funds.

So long as the notes are represented by the global securities registered in the name of DTC or its nominee, the notes will trade in DTC’s Same-Day Funds Settlement System. DTC will require secondary market trading activity in the notes represented by the global securities to settle in immediately available or same-day funds on trading activity in the notes.

Trustee

U.S. Bank National Association is the Trustee, registrar and paying agent under the indenture. In addition, we have entered into several equipment capital lease agreements with U.S. Bank National Association and its affiliates with average annual rental and lease expenses payable by us of approximately $1.3 million. U.S. Bank National Association also serves as the trustee under the indenture governing the 2023 notes, 2026 notes and 2027 notes as well as several of our employee defined benefit plans. Further, USBCDC, an affiliate of U.S. Bank National Association acts as the NMTC equity investor providing qualified equity investments to facilitate the completion of several of our projects that qualify as qualified active low- income community businesses. U.S. Bancorp Investments, Inc., an affiliate of U.S. Bank National Association, is serving as an underwriter in this offering and will receive customary compensation, reimbursement of expenses and indemnification for its service. See “Underwriting” for additional information.

Governing Law

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the notes as of the date of this prospectus supplement. Except where noted, this summary deals only with notes that are held as capital assets (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”)) by beneficial owners (as defined below) who purchase the notes for cash pursuant to this offering at their original “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the notes is sold to the public for cash other than to bond houses, brokers or similar persons or organizations acting in the capacity of the underwriters, placement agents or wholesalers). This summary is based upon the Code, Treasury regulations promulgated under the Code (“Treasury Regulations”), Internal Revenue Service (“IRS”) rulings and judicial decisions as of the date of this prospectus supplement. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not address all aspects of United States federal income tax and does not deal with foreign, state, local or other tax considerations that may be relevant to particular investors in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to special classes of taxpayers, such as banks and other financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt organizations, partnerships (or entities classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, persons liable for U.S. federal alternative minimum tax, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, former citizens or residents of the United States, persons holding the notes as part of a hedging or conversion transaction or a straddle, and persons holding 2026 notes that will be retired pursuant to the tender offer or redemption. The discussion does not address any foreign, state, local or non-income tax consequences of (i) the acquisition, ownership or disposition of the notes to beneficial owners of the notes or (ii) the tender offer or redemption of the 2026 notes.

A “U.S. Holder” means a beneficial owner of the notes (other than an entity classified as a partnership for United States federal income tax purposes) that is, for United States federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation that is created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (a) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

The term “Non-U.S. Holder” means any beneficial owner of a note who or that is not a U.S. Holder and is not a partnership or other entity classified as a partnership for U.S. federal income tax purposes. For the purposes of this discussion, U.S. Holders and Non-U.S. Holders are referred to collectively as “Holders.”

If any entity classified as a partnership for United States federal income tax purpose holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership considering an investment in the notes, you should consult your tax advisors.

If you are considering the purchase of notes, you should consult your tax advisors concerning the particular United States federal income tax consequences to you of the purchase, ownership and disposition of the notes, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.

U.S. Federal Income Taxation of U.S. Holders

Payments of Interest

Stated interest on notes beneficially owned by a U.S. Holder generally will be taxable as ordinary interest income at the time payments are accrued or are received in accordance with the U.S. Holders’ regular method of accounting for U.S. federal income tax purposes.

Payment Contingencies

As described above under “Description of the Notes—Optional Redemption,” we may, under certain circumstances, redeem or repurchase the notes before maturity at a redemption price equal to 100% of the principal amount of the notes, plus the Applicable Premium. Under applicable Treasury Regulations, an unconditional option of the issuer of a debt instrument will not cause such debt instrument to be treated as a “contingent payment debt instrument” if the exercise of such option would increase the yield on the debt instrument. Also, in the event a change of control triggering event occurs, we may be required to repurchase notes at a price equal to 101% of their principal amount, plus any accrued interest to the date of repurchase, as described above under “Description of the Notes—Change of Control Offer.” Under applicable Treasury Regulations, if based on all the facts and circumstances as of the date on which the notes are issued there is a remote likelihood that a contingency will occur, or if the contingency is “incidental,” it is assumed that such contingency will not occur. We intend to take the position, and the following discussion assumes, that the likelihood of a repurchase premium becoming payable on the notes is remote and/or incidental (within the meaning of applicable Treasury Regulations) as of the issue date, and as a result, such additional amounts need not be taken into account unless and until such additional amounts become payable, at which time such additional amounts should be taxable to a U.S. Holder in accordance with such U.S. Holder’s method of accounting. Our position will be binding on all U.S. Holders except a U.S. Holder that discloses its differing position in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which a note was acquired. There can be no assurance, however, that the IRS will agree with our position. If our position was successfully challenged by the IRS, the notes could be treated as “contingent payment debt instruments” under the applicable Treasury Regulations and a U.S. Holder could be required to accrue income on a note in excess of stated interest payments (regardless of the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes) at a rate equal to our “comparable yield,” and to treat as ordinary income, rather than capital gain, any gain recognized on the sale, exchange, redemption, retirement or other disposition of a note. In the event we pay a repurchase premium, U.S. Holders should consult their tax advisors regarding the treatment of such amounts.

Sale, Exchange or Redemption of the Notes

Upon the sale, exchange, redemption or other taxable disposition of the notes, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between (i) the amount realized upon the sale, exchange, redemption or other taxable disposition of the notes, other than amounts attributable to accrued and unpaid interest (which will be taxed as ordinary interest income to the extent such interest has not been previously included in income), and (ii) the U.S. Holder’s adjusted tax basis in the notes. The amount realized by a U.S. Holder is the sum of cash plus the fair market value of all other property received on such sale, exchange, redemption or other taxable disposition. A U.S. Holder’s adjusted tax basis in the notes generally will be its cost for the notes.

The gain or loss a U.S. Holder recognizes on the sale, exchange, redemption or other taxable disposition of the notes generally will be capital gain or loss. Such gain or loss generally will be long-term capital gain or loss if a U.S. Holder has held the notes for more than 12 consecutive months. For non-corporate U.S. Holders, long- term capital gains are taxed at a lower rate than ordinary income. The deductibility of capital losses is subject to limitations. A U.S. Holder should consult its tax advisor regarding the deductibility of capital losses in its particular circumstances.

Medicare Tax

A 3.8% Medicare tax is imposed on a portion or all of the net investment income of certain individuals with a modified adjusted gross income of over $200,000 (or $250,000 in the case of joint filers or $125,000 in the case of married individuals filing separate returns) and on the undistributed net investment income of certain estates and trusts. For these purposes, “net investment income” generally will include interest (including interest paid with respect to a note) and net gain attributable to the disposition of property not held in a trade or business (including net gain from the sale, exchange, redemption or other taxable disposition of a note) and certain other income, but will be reduced by any deductions properly allocable to such income or net gain.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments on the notes made to, and the proceeds of a sale or other taxable disposition by, certain U.S. Holders. In addition, certain U.S. Holders may be subject to backup withholding at the applicable rate (currently 24%) in respect of such amounts if they fail to provide their taxpayer identification number to the paying agent, fail to certify, under penalties of perjury, that they are not subject to backup withholding on IRS Form W-9 or a suitable substitute form, or otherwise fail to comply with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided the required information is furnished to the IRS in a timely manner.

U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available.

U.S. Federal Income Taxation of Non-U.S. Holders

Payments of Interest

Subject to the discussion below under “—Information Reporting and Backup Withholding” and “—FATCA Withholding,” a Non-U.S. Holder generally will not be subject to United States federal withholding tax on interest paid on the notes, provided that:

•

the Non-U.S. Holder does not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable Treasury Regulations;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related to us through stock ownership;

•	the Non-U.S. Holder is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•

either (a) the Non-U.S. Holder provides its name and address on an IRS Form W-8BEN or W-8BEN-E (or other applicable form), and certifies, under penalties of perjury, that it is not a United States person as defined under the Code, or (b) the Non-U.S. Holder holds the notes through certain foreign intermediaries and satisfies the certification requirements of applicable Treasury Regulations.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest made to the Non-U.S. Holder will be subject to a 30% United States federal withholding tax, unless the Non-U.S. Holder provides us with a properly executed:

•	IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•

IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the conduct of a trade or business in the United States (as discussed below under “—Effectively Connected Income”).

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale, Exchange, or Redemption of the Notes

Generally, any gain recognized by a Non-U.S. Holder on the sale, exchange, redemption or other taxable disposition of a note (other than amounts attributable to accrued and unpaid interest, which will be treated as described under “—Payments of Interest” above) will be exempt from U.S. federal income and withholding tax, unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if a treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) in which case such gain would be subject to U.S. federal income tax on a net income basis generally in the same manner as if the Non-U.S. Holder was a U.S. Holder (and a foreign corporation may also be subject to an additional 30% branch profits tax, or lower applicable treaty rate); or

•

the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year, and certain other conditions are met, in which case such gain which case the gain would be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable treaty), which may be offset by U.S.-source capital losses; , provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Effectively Connected Income

If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then the Non-U.S. Holder will generally be subject to United States federal income tax on that interest on a net income basis in the same manner as if the Non-U.S. Holder was a United States person as defined under the Code. In addition, if a Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or a lower applicable income tax treaty rate) of the effectively connected earnings and profits, subject to adjustments. If interest is effectively connected with the Non-U.S. Holder’s conduct of a United States trade or business (whether or not an income tax treaty applies), such interest will be exempt from the 30% withholding tax, provided the certification requirements discussed above in “—Payments of Interest” are satisfied.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to Holders the amount of interest paid to each Holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder reside under the provisions of an applicable income tax treaty.

In general, a Non-U.S. Holder will not be subject to backup withholding with respect to interest payments on the notes made to a Non-U.S. Holder provided that we do not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person as defined under the Code, and we have received from you the statement described above in the fifth bullet point under “—Payments of Interest” above.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other taxable disposition (including a retirement or redemption) of notes within the United States or conducted through certain United States-related financial intermediaries, unless the Non-U.S. Holder certifies under penalties of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that it is a United States person as defined under the Code), or the Non-U.S. Holder otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available.

FATCA Withholding

Under the Foreign Account Tax Compliance Act provisions of the Code (“FATCA”) and related U.S. Treasury guidance, a withholding tax of 30% will be imposed in certain circumstances on payments of interest on the notes, if the Holder is not FATCA compliant, or holds its notes through a foreign financial institution that is not FATCA compliant. In order to be treated as FATCA compliant, a Holder must provide us or an applicable financial institution certain documentation (usually an IRS Form W-8BEN or W-8BEN-E) containing information about its identity, its FATCA status, and if required, its direct and indirect U.S. owners. If any taxes were to be deducted or withheld from any payments in respect of the notes as a result of a beneficial owner or intermediary’s failure to comply with the foregoing rules, no additional amounts will be paid on the notes as a result of the deduction or withholding of such taxes.

Documentation that Holders provide in order to be treated as FATCA compliant may be reported to the IRS and other tax authorities, including information about a Holder’s identity, its FATCA status, and if applicable, its direct and indirect U.S. owners. Prospective investors should consult their tax advisers about how information reporting and the possible imposition of withholding tax under FATCA may apply to their investment in the notes.

UNDERWRITING

Citigroup Global Markets Inc. is acting as book-running manager of the offering and is acting as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Principal Amount of Notes
Citigroup Global Markets Inc.	$96,000,000
BofA Securities, Inc.	81,000,000
Wells Fargo Securities, LLC	33,000,000
PNC Capital Markets LLC	33,000,000
Truist Securities, Inc.	33,000,000
Fifth Third Securities, Inc.	6,000,000
BMO Capital Markets Corp.	6,000,000
Capital One Securities, Inc.	6,000,000
U.S. Bancorp Investments, Inc.	6,000,000
Total	$300,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed 0.75% per note. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price not to exceed 0.45% per note. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms

We have agreed that, during the period commencing on the date of this prospectus supplement and ending on the date that the notes are delivered by the underwriters to purchasers, we will not, without the prior written consent of Citigroup Global Markets Inc. offer, sell, contract to sell, pledge, or otherwise transfer, directly or indirectly, or announce the offering of, any debt securities issued or guaranteed by us. Citigroup Global Markets Inc. in its sole discretion may release any of the securities subject to this lock-up agreement at any time without notice.

The notes will constitute a new class of securities with no established trading market. We do not intend to list the notes on any national securities exchange. However, we cannot assure you that the prices at which the notes will sell in the market after this offering will not be lower than the initial offering price or that an active trading market for the notes will develop and continue after this offering. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so and they may discontinue any market-making activities with respect to the notes at any time without notice. Accordingly, we cannot assure you as to the liquidity of, or the trading market for, the notes. The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Commercial Metals Company
Per note	1.25%

We estimate that our total expenses for this offering will be approximately $4.8 million, including our agreement to reimburse the underwriters in an amount up to $20,000 for certain legal and other reasonable expenses.

In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

Short sales involve secondary market sales by the underwriters of a greater number of notes than they are required to purchase in the offering.

Covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover short positions.

Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We expect to deliver the notes on or about February 2, 2021, which will be the tenth business day after the date of this prospectus supplement (T+10). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the delivery date may be required to specify an alternate settlement cycle at the time of trade to prevent a failed settlement. Investors who wish to trade the notes prior to the delivery date should consult their own advisors.

Other Relationships

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. We intend to use the net proceeds from this offering to fund the repurchase of a portion of our outstanding 2026 notes in a tender offer and have appointed Citigroup Global Markets Inc. as the dealer manager and solicitation agent. Citigroup Global Markets Inc. will receive customary fees and expenses in connection therewith. The underwriters or their affiliates may be holders of the 2026 notes and may receive proceeds of this offering if they tender their 2026 notes in such tender offer. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. In addition, affiliates of some of the underwriters are lenders under the Revolver and U.S. receivables facility.

If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered or sold to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). No key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling any in scope instrument or otherwise making such instruments available to retail investors in the EEA has been prepared. Offering and selling the Securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus supplement has been prepared on the basis that any offer of notes in any Member State will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. Accordingly, any person making or intending to make an offer in that Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Regulation in relation to such offer. Neither we nor the representative have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the representative to publish a prospectus supplement for such offer.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

This prospectus supplement has been prepared on the basis that any offer of notes in the United Kingdom will be made pursuant to an exemption under Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”) from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purpose of the UK Prospectus Regulation.

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors as defined under Article 2 of the UK Prospectus Regulation that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). Any investment or investment activity to which this prospectus supplement relates is available in the United Kingdom only to relevant persons and will be engaged in only with such persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

then securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

1.	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

2.	where no consideration is or will be given for the transfer;

3.	where the transfer is by operation of law;

4.	as specified in Section 276(7) of the SFA; or

5.	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the initial purchasers are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The legality of the notes being offered hereby and certain other matters will be passed upon for us by Haynes and Boone, LLP, Dallas, Texas. The legality of the notes being offered hereby and certain other matters will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

EXPERTS

The financial statements, and the related financial statement schedule, incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Commercial Metals Company

Debt Securities

We may offer debt securities from time to time in one or more series. We will provide specific terms of any offering of these debt securities, together with the terms of the offering, the public offering price and our net proceeds from the sale thereof, in supplements to this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus and any prospectus supplement, carefully before you invest.

We may sell these debt securities on a continuous or delayed basis through one or more agents, dealers or underwriters as designated from time to time, or directly to purchasers or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of debt securities. If any agents, dealers or underwriters are involved in the sale of any debt securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of debt securities will be the public offering price of those debt securities less the applicable underwriting discounts, commissions and other items constituting underwriters’ compensation in the case of an offering made through an underwriter, or the purchase price of those debt securities less the applicable discounts, commissions or concessions, in the case of an offering through a dealer or an agent, and, in each case, less other expenses payable by us in connection with the issuance and distribution of those debt securities.

Investing in our securities involves risks. You should carefully consider the information referred to under the heading “Risk Factors” on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 19, 2021.

You should rely only on the information contained in this prospectus and the accompanying prospectus supplement, including the information incorporated or deemed to be incorporated by reference herein or any free writing prospectus that we prepare and distribute. We have not authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus, the accompanying prospectus supplement or any such free writing prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof, that the information contained herein is correct as of any time subsequent to its date, or that any information incorporated or deemed to be incorporated by reference herein is correct as of any time subsequent to its date.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under the automatic shelf registration process, we may, at any time and from time to time, sell the debt securities described in this prospectus or in any applicable prospectus supplement in one or more offerings. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in or incorporated by reference into this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the debt securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus provides you with only a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that contains specific information about the terms of those debt securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with the documents incorporated and deemed to be incorporated by reference in this prospectus and the additional information described below under the heading “Where You Can Find More Information.”

In this prospectus and any prospectus supplement, unless otherwise indicated, the terms “Company,” “we,” “us” and “our” refer and relate to Commercial Metals Company and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and proxy statements and other information with the SEC. Our SEC filings are available to the public through the SEC’s website at http://www.sec.gov. Our common stock is listed and traded on the New York Stock Exchange (the “NYSE”). You may also inspect the information we file with the SEC at the NYSE’s offices at 20 Broad Street, New York, New York 10005. Information about us, including certain SEC filings, is also available free of charge through the Investor Relations section of our website, located at http://www.cmc.com. However, the information on our website is not a part of this prospectus or any accompanying prospectus supplement.

The SEC allows us to “incorporate by reference” in this prospectus the information in other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated or deemed to be incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus.

We incorporate by reference in this prospectus the documents listed below and any filings that we may make with the SEC subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, prior to the termination of the offering under this prospectus (provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules):

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The Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2020, filed with the SEC on October  15, 2020, including those sections incorporated therein by reference from the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on November 23, 2020;

•	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2020, filed with the SEC on January 11, 2021; and

•	The Company’s Current Reports on Form 8-K, filed with the SEC on January 7, 2021 and January 15, 2021.

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You, or any beneficial owner, may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:

Commercial Metals Company
6565 N. MacArthur Boulevard, Suite 800
Irving, Texas 75039
Attn: Investor Relations
Telephone: (214) 689-4300

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including information incorporated by reference herein, contains “forward-looking statements” within the meaning of the federal securities laws with respect to general economic conditions, key macro-economic drivers that impact our business, the effects of ongoing trade actions, the effects of continued pressure on the liquidity of our customers, potential synergies and organic growth provided by acquisitions and strategic investments, demand for our products, metal margins, the effect of COVID-19 and related governmental and economic responses thereto, the ability to operate our steel mills at full capacity, future supplies of raw materials and energy for our operations, share repurchases, legal proceedings, the undistributed earnings of our non-U.S. subsidiaries, U.S. non-residential construction activity, international trade, capital expenditures, our liquidity and our ability to satisfy future liquidity requirements, estimated contractual obligations and our expectations or beliefs concerning future events. These forward-looking statements can generally be identified by phrases such as we or our management “expects,” “anticipates,” “believes,” “estimates,” “intends,” “plans to,” “ought,” “could,” “will,” “should,” “likely,” “appears,” “projects,” “forecasts,” “outlook” or other similar words or phrases.

Our forward-looking statements are based on management’s expectations and beliefs at the date of this prospectus or, with respect to any document incorporated by reference into this prospectus, as of the time such document was prepared. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or any other changes. Important factors that could cause actual results to differ materially from our expectations include those described in the “Risk Factors” section of this prospectus as well as the following:

•	changes in economic conditions which affect demand for our products or construction activity generally, and the impact of such changes on the highly cyclical steel industry;

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rapid and significant changes in the price of metals, potentially impairing our inventory values due to declines in commodity prices or reducing the profitability of our downstream products contracts due to rising commodity pricing;

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impacts from COVID-19 on the economy, demand for our products and on our operations, including the responses of governmental authorities to contain COVID-19 and the impact from the distribution of various COVID-19 vaccines;

•	excess capacity in our industry, particularly in China, and product availability from competing steel mills and other steel suppliers including import quantities and pricing;

•	compliance with and changes in environmental laws and regulations, including increased regulation associated with climate change and greenhouse gas emissions;

•	involvement in various environmental matters that may result in fines, penalties or judgments;

•	potential limitations in our or our customers’ abilities to access credit and non-compliance by our customers with our contracts;

•	activity in repurchasing shares of our common stock under our repurchase program;

•	financial covenants and restrictions on the operation of our business contained in agreements governing our debt;

•	our ability to successfully identify, consummate and integrate acquisitions, and the effects that acquisitions may have on our financial leverage;

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risks associated with acquisitions generally, such as the inability to obtain, or delays in obtaining, required approvals under applicable antitrust legislation and other regulatory and third party consents and approvals;

•	lower than expected future levels of revenues and higher than expected future costs;

•	failure or inability to implement growth strategies in a timely manner;

•	impact of goodwill impairment charges;

•	impact of long-lived asset impairment charges;

•	currency fluctuations;

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global factors, such as trade measures, military conflicts and political uncertainties, including the impact of the 2020 U.S. election on current trade regulations, such as Section 232 trade tariffs, tax legislation and other regulations which might adversely impact our business;

•	availability and pricing of electricity, electrodes and natural gas for mill operations;

•	ability to hire and retain key executives and other employees;

•	competition from other materials or from competitors that have a lower cost structure or access to greater financial resources;

•	information technology interruptions and breaches in security;

•	ability to make necessary capital expenditures;

•	availability and pricing of raw materials and other items over which we exert little influence, including scrap metal, energy and insurance;

•	unexpected equipment failures;

•	losses or limited potential gains due to hedging transactions;

•	litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks;

•	risk of injury or death to employees, customers or other visitors to our operations;

•	civil unrest, protests and riots;

•	new and clarifying guidance with regard to interpretation of certain provisions of the Tax Cuts and Jobs Act that could impact our assessment;

•	increased costs related to health care reform legislation; and

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those factors listed under Part I, Item 1A, Risk Factors, included in our Annual Report filed on Form 10-K for the fiscal year ended August 31, 2020 and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

It is not possible to identify all of the risks, uncertainties and other factors that may affect future results. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, readers of this prospectus supplement and the accompanying prospectus are cautioned not to place undue reliance on the forward-looking statements.

THE COMPANY

We manufacture, recycle and fabricate steel and metal products, related materials and services through a network of facilities that includes electric arc furnace (“EAF”) mini mills, EAF micro mills, rerolling mills, steel fabrication and processing plants, construction-related product warehouses and metal recycling facilities in the United States and Poland.

We were incorporated in 1946 in the State of Delaware. Our predecessor company, a metals recycling business, has existed since approximately 1915. We maintain our corporate office at 6565 North MacArthur Boulevard in Irving, Texas, 75039, telephone number (214) 689-4300. Our fiscal year ends August 31 and any reference in this prospectus or any accompanying prospectus supplement to any year refers to the fiscal year ended August 31 of that year unless otherwise noted. Our common stock is listed on the NYSE under the ticker symbol “CMC.” We maintain a website located at http://www.cmc.com. Information on our website is not a part of this prospectus supplement or the accompanying prospectus.

RISK FACTORS

An investment in our debt securities involves significant risks. Before purchasing any debt securities, you should carefully consider and evaluate all of the information included and incorporated by reference or deemed to be incorporated by reference in this prospectus or the applicable prospectus supplement, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended August 31, 2020, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein or in the applicable prospectus supplement. Our business, financial position, results of operations or liquidity could be adversely affected by any of these risks. The risks and uncertainties we describe are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business or operations. Any adverse effect on our business, financial condition or operating results could result in a decline in the value of the securities and the loss of all or part of your investment.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the debt securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include repayment of debt, acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries. Net proceeds may be temporarily invested prior to use.

DESCRIPTION OF DEBT SECURITIES

The following summary describes the general terms and provisions of the debt securities covered by this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the debt securities in a prospectus supplement.

General

We will issue the debt securities under an indenture, or the Indenture, dated May 6, 2013, or the Original Indenture Date, between us and U.S. Bank National Association, as trustee, or the Trustee. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. We may issue debt securities under the Indenture from time to time in one or more series, each in an amount we authorize prior to issuance. Unless we inform you otherwise in a prospectus supplement, the Indenture will not limit the aggregate amount of debt securities we may issue under the Indenture. The debt securities will be our general unsecured obligations and will rank equally with all our other unsecured and unsubordinated indebtedness. Capitalized terms not otherwise defined herein shall have the respective meanings given to them in the Indenture. In this description, the words “Company,” “we,” “us” and “our” refer only to Commercial Metals Company and not to any of its subsidiaries.

The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities of the series;

•	the authorized denominations and aggregate principal amount offered and any limit on future issues of additional debt securities of the same series;

•	whether we will issue the debt securities as individual certificates to each holder or in the form of global securities held by a depositary on behalf of holders;

•	the date or dates on which the principal of the debt securities of the series is payable;

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any interest rate on the debt securities, any date from which interest will accrue, any interest payment dates and regular record dates for interest payments, or the method used to determine any of the foregoing and the basis for calculating interest, if other than a 360-day year of twelve 30-day months;

•	the place or places where the principal of and any premium and interest on any debt securities of the series will be payable;

•	any provisions that would determine payments on the debt securities by reference to a formula, index or other method;

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

•	any mandatory or optional sinking fund or analogous provisions;

•	any provisions for optional or mandatory redemption or repurchase;

•	the portion of the principal amount of the debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any provisions for the defeasance of the debt securities;

•	the currency in which payments of principal of and any premium and interest on the debt securities will be payable, if other than U.S. dollars;

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any addition to or change in the events of default or covenants which applies to any debt securities of the series, and any change in the right of the Trustee or the requisite holders of such debt securities to declare the principal amount thereof due and payable;

•	any restrictions or other provisions relating to the transfer or exchange of the debt securities;

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if the principal amount payable at the maturity of any debt securities of the series will not be determinable as of any one or more dates prior to the maturity, the amount which will be deemed to be the principal amount of such debt securities as of any such date for any purpose; and

•	any other terms not inconsistent with the provisions of the Indenture.

Unless we inform you otherwise in a prospectus supplement, the debt securities will be unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The debt securities will be issuable in denominations of $2,000 and integral multiples of $1,000, or in such other denominations as may be set out in the terms of the debt securities of any particular series.

Covenants

The covenants summarized below will apply to each series of debt securities as long as any debt securities of that series are outstanding, unless we inform you otherwise in a prospectus supplement.

Limitation on Liens

The Company shall not, and shall not permit any Principal Subsidiary to, incur or suffer to exist any Lien upon any Principal Property, or upon any shares of stock of any Principal Subsidiary, whether such Principal Property or shares were owned as of the Original Indenture Date or thereafter acquired, to secure any Debt without making, or causing such Principal Subsidiary to make, effective provision for securing the debt securities issued under the Indenture (and no other indebtedness of the Company or any Principal Subsidiary except, if the Company shall so determine, any other indebtedness of the Company which is not subordinate in right of payment to the debt securities or of such Principal Subsidiary) (x) equally and ratably with such Debt as to such Principal Property or shares for as long as such Debt shall be so secured unless (y) such Debt is Debt of the Company which is subordinate in right of payment to the debt securities, in which case prior to such Debt as to such Principal Property or shares for as long as such Debt shall be so secured.

The foregoing restrictions will not apply to Liens existing at the Original Indenture Date or to the following:

(1) Liens securing only debt securities issued under the Indenture;

(2) Liens in favor of only the Company;

(3) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Principal Subsidiary but only to the extent such Liens cover such property;

(4) Liens on property existing immediately prior to the time of acquisition thereof and not in anticipation of the financing of such acquisition;

(5) Any Lien upon a Principal Property (including any property that becomes a Principal Property after acquisition thereof) to secure Debt incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property subject to such Lien; provided, however, that (A) the principal amount of any Debt secured by such Lien (1) does not exceed 100% of such purchase price or cost and (2) is incurred not later than six months after such purchase or the completion of such construction or improvement, whichever is later, and (B) such Lien does not extend to or cover any other property other than such item of property and any improvements on such item;

(6) Liens to secure Debt incurred to extend, renew, refinance or refund Debt secured by any Lien referred to in the foregoing clauses (1) to (5) or any Lien existing at the Original Indenture Date, in each case, as long as such Lien does not extend to any other property and the original amount of the Debt so secured is not increased;

(7) any Lien securing Debt owing by the Company to a wholly owned Principal Subsidiary of the Company (provided that such Debt is at all times held by a Person which is a wholly owned Principal Subsidiary of the Company); provided, however, that for purposes of this covenant and the covenant described in “Limitation on Sale and Leaseback Transactions”, upon either (A) the transfer or other disposition of Debt secured by a Lien so permitted to a Person other than the Company or another wholly owned Principal Subsidiary of the Company or (B) the issuance, sale, lease, transfer or other disposition of shares of capital stock of any such wholly owned Principal Subsidiary to a Person other than the Company or another wholly owned Principal Subsidiary of the Company, the provisions of this clause (7) shall no longer be applicable to such Lien and such Lien shall be subject (if otherwise subject) to the requirements of this covenant without regard to this clause (7); and

(8) Liens to secure (or to secure letters of credit, bankers’ acceptances or bank guarantees in connection with) the performance of statutory obligations (including obligations under workers’ compensation, unemployment insurance or similar legislation), surety or appeal bonds, customs bonds, performance bonds, leases, bids, agreements or other obligations of a like nature, in each case incurred in the ordinary course of business.

In addition to the foregoing, the Company and its Principal Subsidiaries may incur and suffer to exist a Lien to secure any Debt or enter into a Sale and Leaseback Transaction without equally and ratably securing the debt securities if, after giving effect thereto, the sum of (i) the principal amount of Debt secured by all Liens incurred after the Original Indenture Date and otherwise prohibited by the Indenture and (ii) the Attributable Debt of all Sale and Leaseback Transactions entered into after the Original Indenture Date and otherwise prohibited by the Indenture does not exceed 10% of the Consolidated Net Tangible Assets of the Company.

“Attributable Debt” means the present value (discounted at the per annum rate of interest publicly announced by Citibank, N.A. as its “Reference Rate” or “Prime Rate” on the date of any calculation under the Indenture, provided, that if Citibank, N.A. is no longer announcing a Reference Rate or Prime Rate, the per annum rate of interest shall be the Prime Rate most recently published in The Wall Street Journal, in either case, compounded monthly), of the obligations for rental payments required to be paid during the remaining term of any lease of more than 12 months under which any Person is at the time liable.

“Capital Expenditures” means, for any period, any expenditures of the Company or its Subsidiaries (whether payable in cash, assets or other property or accrued as a liability (but without duplication)) during such period that, in conformity with generally accepted accounting principles (“GAAP”) consistently applied, are required to be included in fixed asset accounts as reflected in the consolidated balance sheets of the Company or its Subsidiaries.

“Capital Lease Obligation” of any Person means the obligation to pay rent or other payment amounts under a lease of (or other indebtedness arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with GAAP. The stated maturity of such obligation, as of any date (hereinafter referred to as the measurement date), shall be the date of the last payment of rent or any other amount due under such lease prior to the first date after the measurement date upon which such lease may be terminated by the lessee, at its sole option, without payment of a penalty.

“Consolidated Net Tangible Assets” means, as of any date of determination, the net book value of all assets of the Company and its Consolidated Subsidiaries, excluding any amounts carried as assets for shares of capital stock held in treasury, debt discount and expense, goodwill, patents, trademarks and other intangible assets, less all liabilities of the Company and its Consolidated Subsidiaries (except Funded Debt, minority interests in Consolidated Subsidiaries, deferred taxes and general contingency reserves of the Company and its Consolidated Subsidiaries), which in each case would be included on a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the date of determination, all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Subsidiaries” of any Person means all other Persons that would be accounted for as consolidated Persons in such Person’s financial statements in accordance with GAAP.

“Corporation” means a corporation, association, company (including any limited liability company), joint-stock company, limited partnership or business or statutory trust.

“Debt” means, without duplication, with respect to any Person, the following:

(1) every obligation of such Person for money borrowed;

(2) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person; and

(4) every obligation of the type referred to in clauses (1) through (3) of another Person the payment of which such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise (but only, in the case of this clause (4), to the extent such Person has guaranteed or is responsible or liable for such obligations).

“Funded Debt” means the following:

(1) all Debt of the Company and each Principal Subsidiary of the Company maturing on, or renewable or extendable at the option of the obligor to, a date more than one year from the date of the determination thereof;

(2) Capital Lease Obligations payable on a date more than one year from the date of the determination thereof;

(3) guarantees, direct or indirect, and other contingent obligations of the Company and each Principal Subsidiary of the Company in respect of, or to purchase or otherwise acquire or be responsible or liable for (through the investment of funds or otherwise), any obligations of the type described in the foregoing clauses (1) or (2) of others (but not including contingent liabilities on customers’ receivables sold with recourse); and

(4) amendments, renewals, extensions and refundings of any obligations of the type described in the foregoing clauses (1), (2) or (3).

“Lien” means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, encumbrance, or other security arrangement of any kind or nature whatsoever on or with respect to such property or assets, including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing.

“Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Principal Property” means (i) any facility, together with the land on which it is erected and fixtures comprising a part thereof, used primarily for manufacturing, processing, research, warehousing or distribution, owned or leased by the Company or a Subsidiary of the Company and having a net book value in excess of 3% of Consolidated Net Tangible Assets, other than any such facility or portion thereof which is a pollution control facility financed by state or local government obligations or is not of material importance to the total business conducted or assets owned by the Company and its Subsidiaries as an entirety, or (ii) any assets or properties acquired with Net Available Proceeds (defined below) from a Sale and Leaseback Transaction that are irrevocably designated by the Company as a Principal Property, which designation shall be made in writing to the Trustee.

“Principal Subsidiary” means any Subsidiary of the Company that owns or leases a Principal Property or owns or controls stock which under ordinary circumstances has the voting power to elect a majority of the Board of Directors of a Principal Subsidiary.

“Sale and Leaseback Transaction” of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any Principal Property that within 12 months of the start of such lease and after the Reference Date, has been or is being sold, conveyed, transferred or otherwise disposed of by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property. The term of such arrangement, as of any date (hereinafter referred to as the measurement date), shall end on the date of the last payment of rent or any other amount due under each arrangement on or prior to the first date after the measurement date on which such arrangement may be terminated by the lessee, at its sole option, without payment of a penalty. “Sale Transaction” means any such sale, conveyance, transfer or other disposition. The “Reference Date” means, for any property that becomes a Principal Property, the last day of the sixth month after the date of the acquisition, completion of construction and commencement of operation of such property.

“Subsidiary” means any corporation of which the Company directly or indirectly owns or controls stock which under ordinary circumstances, not dependent upon the happening of a contingency, has the voting power to elect a majority of the board of directors of such corporation.

Limitation on Sale and Leaseback Transactions

The Company shall not, and shall not permit any Principal Subsidiary of the Company to, enter into any Sale and Leaseback Transaction (except for a period not exceeding 36 months) unless:

(1) the Company or such Principal Subsidiary would be entitled to enter into such Sale and Leaseback Transaction pursuant to the provisions of the covenant described in “Limitation on Liens” without equally and ratably securing the debt securities; or

(2) the Company or such Principal Subsidiary applies or commits to apply, within 270 days before or after the Sale Transaction pursuant to such Sale and Leaseback Transaction, an amount equal to the Net Available Proceeds therefrom to any combination of the following: (i) the repayment of Funded Debt, (ii) the purchase of other property which will constitute Principal Property that has an aggregate value of at least the consideration paid therefor or (iii) Capital Expenditures with respect to any Principal Property; provided that the amount to be applied or committed to the repayment of such Funded Debt shall be reduced by (a) the principal amount of any debt securities delivered within six months before or after such Sale Transaction to the Trustee for retirement and cancellation, and (b) the principal amount of such Funded Debt as is voluntarily retired by the Company within six months before or after such Sale Transaction (it being understood that no amount so applied or committed and no debt securities so delivered or indebtedness so retired may be counted more than once for such purpose); provided, further, that no repayment or retirement referred to in this clause (2) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

“Net Available Proceeds” from any Sale Transaction by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of indebtedness or obligations relating to the properties or assets that are the subject of such Sale Transaction or received in any other noncash form) therefrom by such Person, net of the following:

(1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Sale Transaction;

(2) all payments made by such Person or its Principal Subsidiaries on any indebtedness which is secured in whole or in part by any such properties and assets in accordance with the terms of any Lien upon or with respect to any such properties and assets or which must, by the terms of such Lien or in order to obtain a necessary consent to such Sale Transaction or by applicable law, be repaid out of the proceeds from such Sale Transaction; and

(3) all distributions and other payments made to minority interest holders in Principal Subsidiaries of such Person or joint ventures as a result of such Sale Transaction.

Reports by the Company

The Company shall deliver to the Trustee within 15 days after the same is required to be filed with the SEC, copies of the quarterly and annual reports and of the information, documents and other reports, if any, that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act), and the Company shall otherwise comply with the requirements of Trust Indenture Act Section 314(a). Any quarterly or annual report or other information, document or other report that the Company files with the SEC pursuant to Section 13 or 15(d) of the Exchange Act on the SEC’s EDGAR system (or any successor thereto) or any other publicly available database maintained by the SEC shall be deemed to constitute delivery of such filing to the Trustee.

Limitations on Merger and Sale of Assets

The Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and the Company shall not permit any Person to consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless:

(1) in case the Company shall consolidate with or merge into another Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety (for purposes of this covenant, a “Successor Company”) shall be a corporation, partnership or trust, shall be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of and interest on all the debt securities and the performance or observance of every covenant of the Indenture on the part of the Company to be performed or observed;

(2) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or a Principal Subsidiary of the Company as a result of such transaction as having been incurred by the Company or such Principal Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing;

(3) if, as a result of any such consolidation or merger of such conveyance, transfer or lease, properties or assets of the Company or any Principal Subsidiary of the Company would become subject to a Lien which would not be permitted by the Indenture, the Company or if applicable the Successor Company, as the case may be, shall take such steps as shall be necessary effectively to secure the debt securities equally and ratably with (or prior to) all Debt secured by such Lien; and

(4) the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with this covenant and that all conditions precedent provided for relating to such transaction have been complied with.

Events of Default

Unless we inform you otherwise in a prospectus supplement, each of the following is an Event of Default for the debt securities of any series (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

(2) default in the payment of the principal of (or premium, if any) on any debt security of that series at its Maturity;

(3) default in the deposit of any sinking fund payment, when and as due by the terms of a debt security of that series;

(4) default in the performance, or breach, of any covenant or warranty of the Company in the Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere herein specifically dealt with or which has expressly been included in the Indenture solely for the benefit of series of debt securities other than that series), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in principal amount of the outstanding debt securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default”;

(5) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or any Principal Subsidiary of the Company having an aggregate principal amount outstanding in excess of an amount equal to 3% of Consolidated Net Tangible Assets or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any Principal Subsidiary of the Company having an aggregate principal amount outstanding in excess of an amount equal to 3% of Consolidated Net Tangible Assets, whether such indebtedness existed on the Original Indenture Date or was thereafter created, which default shall constitute a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto (which grace period, if such portion of the principal is less than an amount equal to 1% of Consolidated Net Tangible Assets in the aggregate, shall be deemed to be no less than 5 days) or shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in principal amount of the outstanding debt securities of that series a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default”;

(6) certain events of bankruptcy, insolvency or reorganization; or

(7) any other Event of Default provided with respect to debt securities of that series.

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then in every such case the Trustee or the holders of not less than 25% in principal amount of each series of debt securities outstanding may, by a notice in writing to us, and to the Trustee if given by such holders, declare to be due and payable immediately the principal amount of all of the debt securities of that series. However, at any time after such a declaration of acceleration of the debt securities has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in the principal amount of such series of debt securities outstanding may, subject to certain conditions, rescind and annul such acceleration. For information as to waiver of defaults, see “Modification and Waiver” herein.

In case an Event of Default under the Indenture occurs and is continuing, then, subject to the provisions of the Indenture and the Trust Indenture Act relating to the duties of the Trustee under the Indenture, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the debt securities, unless such holders shall have offered to the Trustee reasonable security or indemnity. The holders of a majority in aggregate outstanding principal amount of any series of debt securities outstanding shall have the right, subject to such provisions for indemnification of the Trustee, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture or exercising any trust or power conferred on the Trustee with respect to the debt securities of such series. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines in good faith may be unduly prejudicial to the rights of holders of the affected debt securities not joining in the giving of such direction and the Trustee may take any other action it deems proper that is not inconsistent with any such direction received from holders of such debt securities.

No holder of any debt securities of any series will have any right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such holder of debt securities shall have previously given to the Trustee written notice of a continuing Event of Default with respect to the debt securities of such series and unless the holders of at least 25% in aggregate principal amount of such series of debt securities outstanding shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of such series of debt securities outstanding a direction inconsistent with such request and the Trustee shall have failed to institute such proceeding within 60 days.

However, such limitations do not apply to a suit instituted by a holder of debt securities for enforcement of payment of the principal of, and premium, if any, and any interest on the debt securities on or after the respective due dates expressed in the debt securities.

We will be required to furnish to the Trustee annually a statement as to whether we are in default in the performance and observance of any of the terms, provisions and conditions of the Indenture. The Indenture provides that the Trustee may withhold notice to the holders of the debt securities of any default, except in payment of principal, any premium or interest, if it considers it in the interest of such holders to do so; provided, however, that in the case of any default of the character specified in paragraph (4) above, no such notice to holders will be given until at least 30 days after the occurrence of the default.

Modification and Waiver

Together with the Trustee, we may modify the Indenture without the consent of the holders of the debt securities for limited purposes, including but not limited to adding to our covenants or events of default, securing the debt securities, appointing a substitute trustee, curing ambiguities, defects or inconsistencies, maintaining the qualification of the Indenture under the Trust Indenture Act, providing for the assumption by a successor to the Company of its obligations under the Indenture and making other changes that do not adversely affect the rights of the holders of the debt securities in any material respect. In addition, we and the Trustee may make modifications and amendments to the Indenture with the consent of the holders of not less than a majority in aggregate principal amount of each series of debt securities outstanding affected by such modification; provided, however, that no such modification or amendment may, without the consent of the holder of each such outstanding debt security affected thereby, (1) change the stated maturity of the principal of, or any installment of principal or interest on any debt security, (2) reduce the principal amount of or the rate of interest or the premium, if any, on any debt security, (3) change the place or currency of payment of principal of or interest or the premium, if any, on any debt security, (4) impair the right to institute suit for the enforcement of any payment with respect to the debt securities on or after the stated maturity thereof, (5) reduce the percentage in principal amount of outstanding debt securities the consent of whose holders is required for any such modification, or (6) reduce the percentage of outstanding debt securities the consent of whose holders is required for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults thereunder.

We may, in the circumstances permitted by the Trust Indenture Act, set any day as the record date for the purpose of determining the holders of the debt securities of any series entitled to give or take any request, demand, authorization, direction, notice, consent, waiver or other action, or vote on any action, authorized or permitted to be given by holders of debt securities of that series by the Indenture.

The holders of a majority in aggregate principal amount of each series of debt securities outstanding may on behalf of the holders of all such debt securities waive, insofar as such debt securities are concerned (but not as to any other series of debt securities issued under the Indenture), compliance by the Company with the covenants limiting Liens and Sale and Leaseback Transactions contained in the Indenture. The holders of a majority in aggregate principal amount of each series of debt securities outstanding may on behalf of the holders of all such debt securities waive any past default under the Indenture except a default in the payment of the principal of, or premium, if any, or any interest on such debt securities or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding debt security affected.

For purposes of the Indenture, the debt securities outstanding will be deemed to exclude those held by persons that control, are controlled by or are under direct or indirect common control with the Company, provided that any person who does not own, directly or indirectly, more than 5% of the outstanding voting securities of the Company will not be deemed to control the Company.

Defeasance

Discharge. The Indenture provides that the Company may be discharged from all of its obligations under the Indenture (except as otherwise provided in the Indenture) when (1) either (i) all debt securities authenticated and delivered have been delivered to the Trustee for cancellation, or (ii) all debt securities not delivered to the Trustee for cancellation have become due and payable, or will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company, in each case, has deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount in U.S. dollars or U.S. Government Obligations maturing as to principal and interest in such amounts and at such time as will insure (without consideration of any reinvestment of interest) the availability of cash, or a combination thereof, in amounts that will be sufficient to pay and discharge the entire indebtedness on those debt securities not delivered to the Trustee for cancellation, for principal and any premium and accrued interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity date or redemption date, as the case may be; (2) the Company has paid or caused to be paid all other sums payable by the Company under the Indenture; and (3) the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the satisfaction and discharge of the Indenture have been complied with.

Legal Defeasance. The Indenture provides that the Company may elect to deposit or cause to be deposited with the Trustee as trust funds in trust, for the benefit of the holders of outstanding debt securities of any series, money and/or U.S. Government Obligations sufficient to pay and discharge the principal of, and premium, if any, and any interest on and any mandatory sinking fund payments or analogous payments in respect of the debt securities of that series on the stated maturity of such payments in accordance with the terms of the Indenture and the debt securities, and thereby be discharged from its obligations with respect to the outstanding debt securities of that series (hereinafter called Defeasance) on and after the date that, among other things, the Company provides to the Trustee an opinion of counsel to the effect that (1) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (2) there has been a change in the applicable federal income tax law, in each case to the effect that the holders of debt securities of that series will not recognize gain or loss for federal income tax purposes as a result of the deposit, Defeasance and discharge to be effected with respect to the debt securities and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, Defeasance and discharge were not to occur. For this purpose, such Defeasance means that the Company will be deemed to have paid and discharged the entire indebtedness represented by such outstanding debt securities of that series and to have satisfied all its other obligations under the debt securities of that series and the Indenture insofar as the debt securities of that series are concerned, except for certain continuing administrative responsibilities. In the event of any such Defeasance, holders of the debt securities of that series would be able to look only to such trust for payment of principal of, and premium, if any, and any interest on and any mandatory sinking fund payments in respect of the debt securities.

Covenant Defeasance. The Indenture provides that the Company may elect to deposit or cause to be deposited with the Trustee as trust funds in trust, for the benefit of the holders of outstanding debt securities of any series, money and/or U.S. Government Obligations sufficient to pay and discharge the principal, and premium, if any, of and any interest on and any mandatory sinking fund payments or analogous payments in respect of the debt securities on the stated maturity of such payments in accordance with the terms of the Indenture and such debt securities of that series, and thereby (1) be released from its obligations with respect to the debt securities under certain covenants in the Indenture, including the covenants relating to limitation on Liens, limitation on Sale and Leaseback Transactions and mergers and sales of assets and (2) have the occurrence of certain defaults in performance, or breach, of covenants under the Indenture and defaults under other obligations of the Company not be deemed to be or result in an Event of Default, in each case with respect to the outstanding debt securities of that series (hereinafter called Covenant Defeasance), on and after the date that, among other things, the Company provides to the Trustee an opinion of counsel that the holders of outstanding debt securities of that series will not recognize gain or loss for federal income tax purposes as a result of the deposit and Covenant Defeasance to be effected with respect to the debt securities of that series and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and Covenant Defeasance were not to occur. For this purpose, such Covenant Defeasance means that the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such specified Indenture provision, whether directly or indirectly by reason of any reference elsewhere in the Indenture to any such provision or by reason of any reference in any such provision to any other provision of the Indenture or in any other document, but the remainder of the Indenture and the debt securities of that series shall be unaffected thereby. The obligations of the Company under the Indenture and the debt securities of that series other than with respect to the covenants referred to above and the Events of Default other than the Events of Default referred to above shall remain in full force and effect.

The term “U.S. Government Obligations” means securities which are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

Book-Entry System

Unless we inform you otherwise in a prospectus supplement, each series of debt securities will be evidenced by global securities, which will be deposited on behalf of The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Except as set forth below, the record ownership of the global securities may be transferred, in whole or in part, only to DTC, another nominee of DTC or to a successor of DTC or its nominee. Except under circumstances described below, each series of debt securities will not be issued in definitive form. See “Certificated Securities” below. Upon the issuance of a global security, DTC will credit on its book-entry registration and transfer system the accounts of persons acquiring each series of debt securities with the respective principal amounts of the debt securities represented by the global security. Ownership of beneficial interests in a global security will be limited to persons that have accounts with DTC or its nominee (hereinafter referred to as participants) or persons that may hold interests through participants. Owners of beneficial interests in each series of debt securities represented by the global securities will hold their interests pursuant to the procedures and practices of DTC.

Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security. DTC will have no knowledge of the actual beneficial owners of the global securities; DTC’s records reflect only the identity of the participants to whose accounts such global securities are credited, which may or may not be the beneficial owners of the global securities.

The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to participants and by participants to the beneficial owners of the global securities will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in immediately available funds.

So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of each series of debt securities represented by that global security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities in definitive form and will not be considered the owners or holders thereof under the Indenture. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Beneficial owners will not be holders and will not be entitled to any rights provided to the holders of the debt securities under the global securities or the Indenture. Principal payments, premium payments, if any, interest payments and liquidated damage payments, if any, on debt securities registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant global security. None of the Company, the Trustee or the registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests. Neither the Company nor the Trustee would be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the debt securities, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes. Beneficial owners of debt securities may wish to take certain steps to augment the transmission to them of notices of significant events with respect to such debt securities, such as redemptions, tenders, defaults, and proposed amendments to the security documents. For example, beneficial owners of debt securities may wish to ascertain that the nominee holding the debt securities for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Payments of principal, premium, if any, and interest to DTC will be the responsibility of the Company or the Trustee. The disbursement of such payments to participants shall be the responsibility of DTC. We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest, if any, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants and not DTC, the Company or the Trustee, subject to any statutory or regulatory requirements as may be in effect from time to time.

If we redeem less than all of the applicable global security, we have been advised that it is DTC’s practice to determine by lot the amount of the interest of each participant in such global security to be redeemed. DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the Financial Industry Regulatory Authority, Inc.

DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depositary. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind, and we take no responsibility for the accuracy or completeness of such information.

Certificated Securities

If DTC is at any time unwilling or unable to continue as a depositary or if an event of default shall have occurred and be continuing under the Indenture, we will issue debt securities in definitive form in exchange for the entire global security for the debt securities. In addition, we may at any time and in our sole discretion determine not to have the debt securities represented by a global security and, in such event, will issue debt securities in definitive form in exchange for the entire global security relating to such debt securities. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of debt securities represented by such global security equal in principal amount to such beneficial interest and to have such debt securities registered in its name.

Debt securities so issued in definitive form will be issued as registered debt securities in denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof, unless otherwise specified by us. The holder of a certificated debt security may transfer it by surrendering it at (1) the office or agency maintained by us for such purpose in the Borough of Manhattan, The City of New York, which initially will be the office of the Trustee maintained for such purpose or (2) the office of any transfer agent we appoint.

Same-Day Settlement and Payment

Settlement for the debt securities will be made in immediately available or same-day funds. So long as the debt securities are represented by the global securities, we will make all payments of principal and interest in immediately available funds.

So long as the debt securities are represented by the global securities registered in the name of DTC or its nominee, the debt securities will trade in DTC’s Same-Day Funds Settlement System. DTC will require secondary market trading activity in the debt securities represented by the global securities to settle in immediately available or same-day funds on trading activity in the debt securities.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, incorporator, agent, member or stockholder or affiliate of the Company will have any liability for any obligations of the Company under the debt securities, or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the debt securities, by accepting a debt security, waives and releases all such liability. Such waivers and releases are part of the consideration for issuance of the debt securities and may not be effective to waive liabilities under the U.S. federal securities laws.

Concerning our Relationship with Trustee

U.S. Bank National Association is the trustee, registrar and paying agent under the Indenture. In addition, the Company has entered into several equipment capital lease agreements with U.S. Bank National Association and its affiliates with average annual rental and lease expenses payable by the Company of approximately $1.3 million. U.S. Bank National Association also serves as the trustee under the indenture governing the Company’s 4.875% senior notes due 2023, 5.750% senior notes due 2026 and 5.375% senior notes due 2027, as well as several of the Company’s employee defined benefit plans. Further, U.S. Bancorp Community Development Corporation acts as the new markets tax credit equity investor providing qualified equity investment(s) to facilitate the completion of several projects of the Company that qualify as qualified active low-income community businesses.

Governing Law

The Indenture and the debt securities will be governed by and construed in accordance with the laws of the New York.

PLAN OF DISTRIBUTION

We may sell the debt securities:

•	to or through underwriters;

•	to or through dealers or agents;

•	directly to investors, including to a single investor or a limited number of investors; or

•	through a combination of any of the foregoing methods of sale.

The debt securities may be sold in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices.

We will describe in a prospectus supplement the particular terms of any offering of the debt securities, including the following:

•	whether such offering is being made directly or through underwriters, dealers or agents;

•	the names of any underwriters, dealers or agents and the amounts of debt securities being underwritten or purchased by them;

•	the public offering price of the debt securities;

•	the proceeds we will receive from the sale;

•	any discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts, commissions or concessions allowed or re-allowed or paid to dealers;

•	any commissions paid to agents; and

•	any securities exchanges on which the applicable debt securities may be listed.

If we use underwriters in the sale, such underwriters will acquire the debt securities for their own account. The underwriters may resell the debt securities in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices.

The debt securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the debt securities will be subject to certain conditions. The underwriters will be obligated to purchase all the debt securities of the series offered if any of the debt securities are purchased.

We may sell debt securities through agents or dealers designated by us. Any agent or dealer involved in the offer or sale of the debt securities for which this prospectus is delivered will be named, and any commissions payable by us to that agent or dealer will be set forth, in the prospectus supplement. Unless indicated in the prospectus supplement, the agents will agree to use their reasonable efforts to solicit purchases for the period of their appointment and any dealer will purchase debt securities from us as principal and may resell those debt securities at varying prices to be determined by the dealer.

We also may sell debt securities directly. In this case, no underwriters, dealers or agents would be involved.

Underwriters, dealers and agents that participate in the distribution of the debt securities may be “underwriters” within the meaning of the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the debt securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We may enter into agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act or to contribute with respect to payments which the underwriters, dealers or agents may be required to make, and to reimburse them for certain expenses.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

In order to facilitate the offering of the debt securities, any underwriters, or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities or other securities the prices of which may be used to determine payments on the securities. Specifically, the underwriters, or agents, as the case may be, may overallot in connection with the offering, creating a short position in such securities for their own account. In addition, to cover overallotments or to stabilize the price of the securities or of such other securities, the underwriters, or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of such securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters, or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

We may solicit offers to purchase debt securities directly from, and we may sell debt securities directly to, institutional investors or others. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

Some or all of the debt securities may be new issues of securities with no established trading market. We cannot and will not give any assurances as to the liquidity of the trading market for any of our securities.

Members of the Financial Industry Regulatory Authority, Inc., or FINRA, may participate in distributions of the offered debt securities. The maximum commission or discount received by any FINRA member or independent dealer may not exceed the amount set forth in the FINRA rules at the time of any sale of securities being made pursuant to this prospectus or an applicable prospectus supplement.

LEGAL MATTERS

The legality of the debt securities and certain other matters will be passed upon for us by Haynes and Boone, LLP, Dallas, Texas. The legality of the debt securities and certain other matters for any underwriters, dealers or agents will be passed upon by counsel as may be specified in the applicable prospectus supplement.

EXPERTS

The financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$300,000,000

Commercial Metals Company

3.875% Senior Notes due 2031

PROSPECTUS SUPPLEMENT

January 19, 2021

Citigroup

BofA Securities

Wells Fargo Securities

PNC Capital Markets LLC

Truist Securities

Fifth Third Securities

BMO Capital Markets

Capital One Securities

US Bancorp